Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA.

As further discussed in Note 1 to our consolidated financial statements, in October 2011, we completed the sale of our ophthalmic instrumentation business. As a result of this sale, we have recast certain information to classify the results of operations of the instrumentation business, assets, and liabilities as discontinued operations.

The following selected historical consolidated statement of operations data for the years ended December 31, 2010, 2009, 2008, and 2007 and for the period from inception (June 23, 2006) through December 31, 2006 and the consolidated balance sheet data as of December 31, 2010, 2009, 2008, 2007, and 2006, below are derived from our audited consolidated financial statements and related notes thereto adjusted to reflect the effects of discontinued operations. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes thereto.

	For the years ended December 31,
(in thousands, except share and per share information)	2010	2009	2008	2007	For the period from inception June 23, 2006 through December 31, 2006
Statement of operations data
Revenue	$28,494	$4,418	$—	$—	$—
Cost of goods sold	13,495	2,876	—	—	—

Gross margin	14,999	1,542	—	—	—
Operating expenses:
Selling, general and administrative	18,133	10,372	9,644	10,586	375
Research and development	5,949	10,836	19,960	10,624	508
Write-off of acquired in-process research and development	—	2,000	1,398	243,761	—
Other operating expenses; primarily amortization of intangible assets	2,053	481	—	—	—

Total operating expenses	26,135	23,689	31,002	264,971	883

Operating loss from continuing operations	(11,136)	(22,147)	(31,002)	(264,971)	(883)
Other (expense) income, net	(844)	(1,916)	(1,311)	(664)	6

Loss from continuing operations before income taxes and investment losses	(11,980)	(24,063)	(32,313)	(265,635)	(877)
Income tax benefit	18	25	—	—	—

Loss from continuing operations before investment losses	(11,962)	(24,038)	(32,313)	(265,635)	(877)
Loss from investments in investees	(714)	(353)	—	(629)	—

Loss from continuing operations	(12,676)	(24,391)	(32,313)	(266,264)	(877)
Loss from discontinued operations	(6,250)	(5,722)	(7,521)	(2,141)	—

Net loss	(18,926)	(30,113)	(39,834)	(268,405)
Preferred stock dividend	(2,624)	(4,718)	(217)	(217)	—

Net loss attributable to common shareholders	$(21,550)	$(34,831)	$(40,051)	$(268,622)	$(877)

Loss from continuing operations per share, basic and diluted	$(0.06)	$(0.12)	$(0.17)	$(2.07)	$(0.01)

Loss from discontinued operations per share, basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.02)	$—

Loss per share, basic and diluted	$(0.08)	$(0.15)	$(0.21)	$(2.09)	$(0.01)

Weighted average number of common shares outstanding – basic and diluted	255,095,586	233,191,617	187,713,041	128,772,080	58,733,556
Balance sheet data
Total assets	$77,846	$87,430	$21,764	$39,568	$116
Working capital	$29,793	$50,795	$5,754	$19,489	$21
Long-term line of credit with related party, notes payable, and capital lease obligations, net	$7,908	$11,932	$11,867	$14,235	$—
Series D Preferred Stock	$26,128	$26,128	$—	$—	$—
Stockholders’ equity	$23,052	$31,599	$359	$16,784	$21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Report contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, or PSLRA, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described below and in “Item 1A-Risk Factors” of the 2010 Form 10-K. Except as required by law, we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.

Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:

•	We have a history of operating losses and we do not expect to become profitable in the near future.

•	Our technologies are in an early stage of development and are unproven.

•	Our drug research and development activities may not result in commercially viable products.

•

The results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.

•	We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

•	Our business is substantially dependent on our ability to develop, launch and generate revenue from our molecular diagnostic program.

•	We expect to finance future cash needs primarily through public or private offerings, debt financings or strategic collaborations, which may dilute your stockholdings in the Company.

•	If our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted.

•

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates.

•	Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

•

Even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.

•	We may not meet regulatory quality standards applicable to our manufacturing and quality processes.

•	Even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products.

•	If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

•

In the event that we successfully evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

•	If we fail to acquire and develop other products or product candidates, at all or on commercially reasonable terms, we may be unable to diversify or grow our business.

•

We have no experience manufacturing our pharmaceutical product candidates other than at our Mexican facility and we therefore rely on third parties to manufacture and supply our pharmaceutical product candidates, and would need to meet various standards necessary to satisfy FDA regulations if and when we commence manufacturing.

•

We currently have no pharmaceutical or diagnostic marketing, sales or distribution capabilities other than in Chile and Mexico for sales in those countries. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our pharmaceutical product candidates.

•	Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.

•	The success of our business is dependent on the actions of our collaborative partners.

•	Our license agreement with TESARO, Inc. is important to our business. If TESARO does not successfully develop and commercialize rolapitant, our business could be adversely affected.

•	If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

•	We do not have an exclusive arrangement in place with Dr. Tom Kodadek with respect to technology or intellectual property that may be material to our business.

•	If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

•	We rely heavily on licenses from third parties.

•

We license patent rights to certain of our technology from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

•	Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

•	Adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon our business and financial condition.

•	Medicare prescription drug coverage legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products profitably.

•	Failure to obtain regulatory approval outside the United States will prevent us from marketing our product candidates abroad.

•	We may not have the funding available to pursue acquisitions.

•	Acquisitions may disrupt our business, distract our management and may not proceed as planned; and we may encounter difficulties in integrating acquired businesses.

•	Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

•	Our business may become subject to legal, economic, political, regulatory and other risks associated with international operations.

•	The market price of our common stock may fluctuate significantly.

•

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or in the best interests of our stockholders.

•	Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

•

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as they apply to us, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our common stock price may suffer.

•	We may be unable to maintain our listing on the NYSE, which could cause our stock price to fall and decrease the liquidity of our common stock.

•	Future issuances of common stock and hedging activities may depress the trading price of our common stock.

•	Provisions in our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

•	We do not intend to pay cash dividends on our common stock in the foreseeable future.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

This Annual Report on Form 10-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about our expectations, beliefs, or intentions regarding our product development efforts, business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those contained in “Item 1A — Risk Factors” of this Annual Report on Form 10-K. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe harbor provisions of PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.

As further discussed in Note 1 to our consolidated financial statements, in October 2011, we completed the sale of our ophthalmic instrumentation business. As a result of this sale, we have recast certain information to classify the results of operations of the instrumentation business, assets, and liabilities as discontinued operations.

OVERVIEW

We are a multi-national pharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies. Our current focus is on conditions with major unmet medical needs. We are developing a range of solutions to diagnose, treat and prevent various conditions, including molecular diagnostics tests, proprietary pharmaceuticals and vaccines. We plan to commercialize these solutions on a global basis in large and high growth markets, including emerging markets. We have already established emerging markets pharmaceutical platforms in Chile and Mexico, which are delivering revenue and which we expect to deliver cash flow and facilitate future market entry for our products currently in development. We also actively explore opportunities to acquire complementary pharmaceuticals, compounds, technologies, and businesses. We are a Delaware corporation, headquartered in Miami, Florida.

We expect to incur substantial losses as we continue the development of our product candidates, continue our other research and development activities, and establish a sales and marketing infrastructure in anticipation of the commercialization of our diagnostic and pharmaceutical product candidates. We currently have limited commercialization capabilities, and it is possible that we may never successfully commercialize any of our diagnostic and pharmaceutical product candidates. We do not currently generate revenue from any of our diagnostic and pharmaceutical product candidates. Our research and development activities are budgeted to expand over a period of time and will require further resources if we are to be successful. As a result, we believe that our operating losses are likely to be substantial over the next several years. We may need to obtain additional funds to further develop our research and development programs, and there can be no assurance that additional capital will be available to us when needed on acceptable terms, or at all.

RECENT DEVELOPMENTS

In September 2011, we announced that we entered into an agreement with OPTOS, Inc., a subsidiary of Optos plc (collectively “OPTOS”) to sell our ophthalmic instrumentation business. Upon closing in October 2011, we received $17.5 million of cash and we will receive royalties up to $22.5 million on future sales.

On March 14, 2011, we issued 27,000,000 shares of our Common Stock in an underwritten public offering at a price of $3.75 per share. The net proceeds received in connection with the offering were approximately $96.4 million after deducting the underwriters’ discounts and commissions and other estimated offering expenses. The offering closed on March 14, 2011. We also granted the underwriters a 30-day option to purchase up to an additional 4,050,000 shares of our Common Stock to cover overallotments, if any. On March 15, 2011, representatives for the underwriters provided us notice that the underwriters exercised a portion of their 4,050,000 share over-allotment option for 2,397,029 additional shares of our Common Stock.

On January 31, 2011, we acquired all of the outstanding stock of CURNA, Inc. (“CURNA”), a privately held therapeutics company, in exchange for $10 million in cash. CURNA is engaged in the discovery of new drugs for the treatment of a wide variety of illnesses, including cancer, heart disease, metabolic disorders and a range of genetic anomalies.

RESULTS OF OPERATIONS

For The Years Ended December 31, 2010 and December 31, 2009

The results of operations for the years ended December 31, 2010 and 2009 include the post acquisition operations for OPKO Chile (formerly known as Pharma Genexx, S.A.), a privately owned Chilean company engaged in the marketing, sale, and distribution of pharmaceutical products, devices, and over-the-counter products for government, private, and institutional markets in Chile, which we acquired on October 7, 2009. As a result, our operating results for periods prior to October 7, 2009 do not include any results related to OPKO Chile. Further, on February 16, 2010 we acquired Exakta-OPKO (formerly known as Pharmacos Exakta, S.A. de C.V.), a privately owned Mexican company engaged in the manufacture, marketing sale and distribution of pharmaceutical and over-the-counter products for, private and institutional markets in Mexico. As such, our operating results for periods prior to February 16, 2010 do not include any results related to Exakta-OPKO.

Revenue. Revenue for the year ended December 31, 2010 was $28.5 million compared to $4.4 million for the year ended December 31, 2009. Revenue from our pharmaceutical business for 2010 increased as compared to 2009 as a result of the revenue generated by our pharmaceutical business through OPKO Chile and Exakta-OPKO and license revenue generated by the outlicense of our NK-1 development program. In December 2010, we outlicensed our NK-1 development program to TESARO, Inc. (“TESARO”) for an upfront cash payment of $6.0 million, future milestone payments of up to $115.0 million, 1.5 million shares of TESARO Series O Preferred Stock (“TESARO Preferred Stock”), as well as royalty payments on future sales. We recorded the TESARO Preferred Stock at fair value and recognized $6.7 million as license revenue, including $6.0 million in cash and $0.7 million of TESARO Preferred Stock.

Gross margin. Gross margin for the year ended December 31, 2010 was $15.0 million compared to $1.5 million for the year ended December 31, 2009. Gross margin improved during 2010 from gross margin in 2009 as a result of our license revenue of $6.7 million related to TESARO, with no associated cost of revenue, and increased gross margin generated by our pharmaceutical business through OPKO Chile and Exakta-OPKO.

Selling, general and administrative expense. Selling, general and administrative expense in the year ended December 31, 2010 was $18.1 million as compared to $10.4 million during the year ended December 31, 2009. Selling, general and administrative expense increased primarily as a result of expenses related to our pharmaceutical businesses in Chile and Mexico, as well as increased personnel costs, including equity-based compensation, and professional fees. Included in selling, general and administrative expenses were $4.8 million and $2.9 million of equity based compensation expense for the years ended December 31, 2010 and 2009, respectively.

Research and development expense. Research and development expense for the year ended December 31, 2010 was $5.9 million as compared to $10.8 million during the year ended December 31, 2009. Research and development expense decreased during 2010 primarily as the 2009 period included activities related to our Phase III clinical trial for bevasiranib, which was terminated in March 2009. Partially offsetting this decrease were increased activities related to our rolapitant development program prior to its licensure to TESARO in December 2010 and increased activities related to our molecular diagnostics program. In addition, during 2010 we received $0.7 million of grants under the New Qualifying Therapeutic Discovery Project Credit (or Grant) program for expenditures related to certain development programs during 2009 and 2010. Further, we received $0.3 million in research and development credits for certain development programs in Mexico. Included in research and development expense were $1.7 million and $1.3 million of equity based compensation expense for the years ended December 31, 2010 and 2009, respectively.

Write-off of acquired in-process research and development. On October 12, 2009, we entered into an agreement to acquire certain assets from Schering Plough Corporation’s neurokinin-1 (“NK-1”) development program in an all cash transaction for $2.0 million at closing. We recorded this acquisition as an asset acquisition and recorded the assets at fair value and allocated the entire purchase price to acquired in-process research and development expense and recorded a charge of $2.0 million.

We record expense for in-process research and development projects accounted for as asset acquisitions which have not reached technological feasibility and which have no alternative future use. The NK-1 drug candidates have not reached a stage of technological feasibility and have no alternative future use. We did not have any acquired in-process research and development activities during 2010.

Other operating expenses, principally amortization of intangible assets. Other operating expenses were $2.1 million for the year ended December 31, 2010, compared to $0.5 million for the year ended December 31, 2009. The increase in other operating expenses is a result of increased intangible asset amortization related to our acquisitions of OPKO Chile and Exakta-OPKO.

Other income and expenses. Other expense was $0.8 million for the year ended December 31, 2010, compared to $1.9 million for the year ended December 31, 2009. Other expenses primarily consist of interest expense incurred on our $12.0 million line of credit with The Frost Group, LLC (the “Frost Group”), a related party, partially offset by interest earned on our cash and cash equivalents. The Frost Group members include the Frost Gamma Investment Trust (the “Gamma Trust”) of which Phillip Frost, M.D., our Chairman and CEO, is the sole trustee, Jane Hsiao, the Company’s Vice Chairman and Chief Technical Officer, Steven D. Rubin, the Company’s Executive Vice President — Administration and a director, and Rao Uppaluri, the Company’s Chief Financial Officer. On June 2, 2010, we repaid all amounts outstanding on the line of credit including $12.0 million in principal and $4.1 million in interest.

Discontinued operations. Loss from discontinued operations was $6.3 million for the year ended December 31, 2010 compared to $5.7 million for the year ended December 31, 2009. Loss from discontinued operations increased during 2010 from 2009 as a result of increased selling, general and administrative expenses primarily related to a legal settlement and allowance for doubtful accounts. Partially offsetting this increase was the reduction of other operating expenses related to the $1.1 million impairment of goodwill recorded during 2009.

For The Years Ended December 31, 2009 and December 31, 2008

The results of operations for the year ended December 31, 2009 include the post acquisition operations for OPKO Chile, which we acquired on October 7, 2009. As a result, our operating results for periods prior to October 7, 2009 do not include OPKO Chile activity.

Revenue. Revenue for the year ended December 31, 2009 was $4.4 million, and we did not record any revenue in the year ended December 31, 2008. Revenue for 2009 reflects revenue generated by OPKO Chile after our acquisition on October 7, 2009.

Gross margin. Gross margin for the year ended December 31, 2009 was $1.5 million and we did not record any gross margin for the year ended December 31, 2008. Gross margin during 2009 reflects post acquisition gross margin generated by our pharmaceutical business in Chile.

Selling, general and administrative expense. Selling, general and administrative expense in the year ended December 31, 2009 was $10.4 million as compared to $9.6 million during the year ended December 31, 2008. Selling, general and administrative expense increased primarily as a result of increased personnel costs and professional fees. Included in selling, general and administrative expenses were $2.9 million and $3.1 million of equity based compensation expense for the years ended December 31, 2009 and 2008, respectively

Research and development expense. Research and development expense for the year ended December 31, 2009 was $10.8 million as compared to $20.0 million during the year ended December 31, 2008. The decrease in research and development expense was primarily related to the termination of the Phase III clinical trial of bevasiranib and related reduced personnel costs. Research and development expense for the year ended December 31, 2009 consisted primarily of expenses related to the Phase III clinical trial of bevasiranib through March 6, 2009 and the related costs of analyzing the data generated by the trial. Research and development expense for the year ended December 31, 2008 primarily consisted of expenses related to the Phase III clinical trial of bevasiranib. Included in research and development expense were $1.3 million and $2.5 million of equity based compensation expense for the years ended December 31, 2009 and 2008, respectively.

Write-off of acquired in-process research and development. On October 12, 2009, we entered into an agreement to acquire certain assets from Schering Plough Corporation’s neurokinin-1 (“NK-1”) development program, of which, rolapitant was our lead pharmaceutical product candidate, in an all cash transaction for $2.0 million at closing. We recorded this acquisition as an asset acquisition and recorded the assets at fair value and allocated the entire purchase price to acquired in-process research and development expense and recorded a charge of $2.0 million. On May 6, 2008, we acquired Vidus Ocular, Inc. in a stock for stock transaction. We recorded Vidus’ assets and liabilities at fair value, and as a result, we recorded acquired in-process research and development expense and recorded a charge of $1.4 million. We valued our common stock issued to Vidus shareholders at the average closing price of the common stock on the date of the transaction and two days prior to the transaction.

We record expense for in-process research and development projects accounted for as asset acquisitions which have not reached technological feasibility and which have no alternative future use. The NK-1 drug candidates have not reached a stage of technological feasibility and have no alternative future use. At the time of our acquisition of Vidus, the accounting for business combinations and asset acquisitions were the same and Vidus’ projects had not reached a stage of technological feasibility and had no alternative future use. Effective January 1, 2009, in-process research and development projects acquired in business combinations are capitalized.

Other operating expenses, principally amortization of intangible assets. Other operating expenses were $0.5 million for the year ended December 31, 2009 and we did not record any other operating expenses for the year ended December 31, 2008. The increase reflects the amortization expense related to the intangible assets acquired as part of our acquisition of OPKO Chile.

Other income and expenses. Other expense was $1.9 million for the year ended December 31, 2009, compared to $1.3 million, net of $0.3 million of interest income for the year ended December 31, 2008. Other expenses primarily consist of interest expense incurred on our $12.0 million line of credit, partially offset by interest earned on our cash and cash equivalents.

Discontinued operations. Loss from discontinued operations was $5.7 million for the year ended December 31, 2009 compared to $7.5 million for the year ended December 31, 2008. Loss from discontinued operations decreased during 2009 from 2008 as a result improved gross margins and decreased selling, general and administrative expenses, partially offset by the $1.1 impairment of goodwill.

Liquidity And Capital Resources

At December 31, 2010, we had cash and cash equivalents of approximately $18.0 million compared to $42.7 million on December 31, 2009. Cash used in operations during 2010 primarily reflects expenses related to selling, general and administrative activities related to our corporate operations, as well as our operations in Chile and Mexico. Partially offsetting this, we received $6.0 million in cash from our out license to TESARO of our NK-1 development program. Since our inception, we have not generated sufficient gross margins to offset our operating and other expenses and our primary source of cash has been from the private placement of stock and credit facilities available to us.

On September 21, 2011, we entered into an agreement to sell our ophthalmic instrumentation business to OPTOS, Inc., a subsidiary of Optos plc, (collectively, “OPTOS”) a medical technology company engaged in the design, development, manufacture and marketing of devices to image the retina of the eye. We received $17.5 million in cash upon closing, which occurred on October 11, 2011 and OPTOS acquired our worldwide activities for the development and commercialization of ophthalmic diagnostic imaging systems. In addition, OPTOS will pay us up to $22.5 million in future royalties on future sales.

On March 14, 2011, we issued 27,000,000 shares of our Common Stock in an underwritten public offering at a price of $3.75 per share. The net proceeds received in connection with the offering were approximately $96.4 million after deducting the underwriters’ discounts and commissions and other estimated offering expenses. On March 15, 2011, representatives for the underwriters provided us notice that the underwriters exercised a portion of their 4,050,000 share over-allotment option for 2,397,029 additional shares of our Common Stock, resulting in $8.4 million of additional proceeds.

On January 31, 2011, we acquired all of the outstanding stock of CURNA, Inc. (“CURNA”), a privately held therapeutics company, in exchange for $10.0 million in cash. CURNA is engaged in the discovery of new drugs for the treatment of a wide variety of illnesses, including cancer, heart disease, metabolic disorders and a range of genetic anomalies.

In connection with our acquisition of OPKO Chile, we have outstanding lines of credit in the aggregate amount of $18.9 million with seven financial institutions in Chile, of which, $4.2 million is unused. The average interest rate on these lines of credit is approximately 6%. These lines of credit are short-term and are generally due within three months. These lines of credit are used primarily as a source of working capital for inventory purchases. The highest balance at any time during the year ended December 31, 2010 was $14.8 million. We intend to continue to enter into these lines of credit as needed. There is no assurance that this or other funding sources will be available to us on acceptable terms, or at all.

We currently have an unutilized $12.0 million line of credit with the Frost Group. On June 2, 2010, we repaid all amounts outstanding on the line of credit including $12.0 million in principal and $4.1 million in interest. The line of credit, which previously expired on January 11, 2011, was renewed on February 22, 2011 on substantially the same terms as in effect at the time of expiration. We are obligated to pay interest upon maturity, capitalized quarterly, on outstanding borrowings under the line of credit at an 11% annual rate, which is due March 31, 2012. The line of credit is collateralized by all of our U.S. based personal property except our intellectual property.

We expect to incur losses from operations for the foreseeable future. We expect to incur substantial research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that selling, general and administrative expenses will also increase as we expand our sales, marketing and administrative staff and add infrastructure.

We believe the cash and cash equivalents on hand at December 31, 2010, the amounts available to be borrowed under our lines of credit, and proceeds from the issuance of our Common Stock in an underwritten public offering on March 14, 2011, are sufficient to meet our anticipated cash requirements for operations and debt service beyond the next 12 months. We based this estimate on assumptions that may prove to be wrong or are subject to change, and we may be required to use our available cash resources sooner than we currently expect. If we acquire additional assets or companies, accelerate our product development programs or initiate additional clinical trials, we will need additional funds. Our future cash requirements will depend on a number of factors, including possible acquisitions, the continued progress of research and development of our product candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs.

The following table provides information as of December 31, 2010 with respect to the amounts and timing of our known contractual obligation payments due by period for continuing operations.

Contractual obligations (in thousands)	2011	2012	2013	2014	2015	After 2015	Total
Open purchase orders	$—	$—	$—	$—	$—	$—	$—
Operating leases	384	270	—	—	—	—	654
Credit lines	14,690	—	—	—	—	—	14,690

Total	$15,074	$270	$—	$—	$—	$—	$15,344

The preceding table does not include information where the amounts of the obligations are not currently determinable, including contractual obligations in connection with product license agreements that include payments upon achievement of certain milestones.

Critical Accounting Policies and Estimates

Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

Equity-based compensation. We recognize equity based compensation as an expense in our financial statements and that cost is measured at the fair value of the award and expensed over their vesting period. Equity-based compensation arrangements to non-employees are recorded at their fair value on the measurement date. We estimate the grant-date fair value of our stock option grants using a valuation model known as the Black-Scholes-Merton formula or the “Black-Scholes Model” and allocate the resulting compensation expense over the corresponding requisite service period associated with each grant. The Black-Scholes Model requires the use of several variables to estimate the grant-date fair value of stock options including expected term, expected volatility, expected dividends and risk-free interest rate. We perform significant analyses to calculate and select the appropriate variable assumptions used in the Black-Scholes Model. We also perform significant analyses to estimate forfeitures of equity-based awards. We are required to adjust our forfeiture estimates on at least an annual basis based on the number of share-based awards that ultimately vest. The selection of assumptions and estimated forfeiture rates is subject to significant judgment and future changes to our assumptions and estimates may have a material impact on our Consolidated Financial Statements.

Goodwill and intangible assets. The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired, including in-process research and development, and liabilities assumed based on their respective fair values. Additionally, we must determine whether an acquired entity is considered to be a business or a set of net assets, because a portion of the purchase price can only be allocated to goodwill in a business combination.

Appraisals inherently require significant estimates and assumptions, including but not limited to, determining the timing and estimated costs to complete the in-process research and development projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. We believe the estimated fair values assigned to the Exakta-OPKO assets acquired and liabilities assumed are based on reasonable assumptions. However, the fair value estimates for the purchase price allocation may change during the allowable allocation period, which is up to one year from the acquisition date, if additional information becomes available that would require changes to our estimates.

Allowance for doubtful accounts and revenue recognition. Generally, we recognize revenue from product sales when goods are shipped and title and risk of loss transfer to our customers. Certain of our products included in discontinued operations are sold directly to end-users and require that we deliver, install and train the staff at the end-users’ facility. As a result, we do not recognize revenue until the product is delivered, installed and training has occurred. Return policies in certain international markets for our medical device products provide for stringent guidelines in accordance with the terms of contractual agreements with customers. Our estimates for sales returns are based upon the historical patterns of products returned matched against the sales from which they originated, and management’s evaluation of specific factors that may increase the risk of product returns. We analyze accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts using the specific identification method. Our reported net loss is directly affected by management’s estimate of the collectability of accounts receivable. The allowance for doubtful accounts recognized in our consolidated balance sheets at December 31, 2010 was $0.3 million. We did not have any allowance for doubtful accounts at December 31, 2009.

Recent accounting pronouncements. In December 2010, the FASB issued an amendment to the disclosure of supplementary pro forma information for business combinations. The amendment specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expands the supplemental pro forma disclosures under current accounting guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendment is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this amendment is not expected to have a material impact on our financial statement disclosures.

In December 2010, the FASB issued an amendment to the accounting for goodwill impairment tests. The amendment modifies Step 1 of the impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of this amendment is not expected to have a material impact on our results of operations or financial condition.

In December 2010, the FASB issued an amendment to the accounting for annual excise taxes paid to the federal government by pharmaceutical manufacturers under health care reform. The liability for the fee should be estimated and recorded in full upon the first qualifying branded prescription drug sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The amendment is effective for calendar years beginning after December 31, 2010, when the fee initially becomes effective. As we currently do not manufacture pharmaceutical products, we do not expect the adoption of this amendment to have a material impact on our results of operations or financial condition.

In March 2010, the FASB reached a consensus to issue an amendment to the accounting for revenue arrangements under which a vendor satisfies its performance obligations to a customer over a period of time, when the deliverable or unit of accounting is not within the scope of other authoritative literature, and when the arrangement consideration is contingent upon the achievement of a milestone. The amendment defines a milestone and clarifies whether an entity may recognize consideration earned from the achievement of a milestone in the period in which the milestone is achieved. This amendment is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The amendment may be applied retrospectively to all arrangements or prospectively for milestones achieved after the effective date. We have not adopted this guidance early and adoption of this amendment is not expected to have a material impact on our results of operation or financial condition.

In January 2010, the FASB issued an amendment to the accounting for fair value measurements and disclosures. This amendment details additional disclosures on fair value measurements, requires a gross presentation of activities within a Level 3 rollforward, and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. This amendment is effective in the first interim or reporting period beginning after December 15, 2009, with an exception for the gross presentation of Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The adoption of this amendment did not have a material impact on our financial statement disclosures.

In October 2009, the FASB issued an amendment to the accounting for multiple-deliverable revenue arrangements. This amendment provides guidance on whether multiple deliverables exist, how the arrangements should be separated, and how the consideration paid should be allocated. As a result of this amendment, entities may be able to separate multiple-deliverable arrangements in more circumstances than under existing accounting guidance. This guidance amends the requirement to establish the fair value of undelivered products and services based on objective evidence and instead provides for separate revenue recognition based upon management’s best estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. The existing guidance previously required that the fair value of the undelivered item reflect the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. If the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This amendment will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption and retrospective application is also permitted. We are currently evaluating the potential effect of the adoption of this amendment on our results of operations or financial condition.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

In the normal course of doing business, we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates.

Foreign Currency Exchange Rate Risk – Although we do not speculate in the foreign exchange market, we may from time to time manage exposures that arise in the normal course of business related to fluctuations in foreign currency exchange rates by entering into offsetting positions through the use of foreign exchange forward contracts. Certain firmly committed transactions are hedged with foreign exchange forward contracts. As exchange rates change, gains and losses on the exposed transactions are partially offset by gains and losses related to the hedging contracts. Both the exposed transactions and the hedging contracts are translated at current spot rates, with gains and losses included in earnings.

Our derivative activities, which consist of foreign exchange forward contracts, are initiated to hedge forecasted cash flows that are exposed to foreign currency risk. The foreign exchange forward contracts generally require us to exchange local currencies for foreign currencies based on pre-established exchange rates at the contracts’ maturity dates. As exchange rates change, gains and losses on these contracts are generated based on the change in the exchange rates that are recognized in the consolidated statement of operations at maturity, and offset the impact of the change in exchange rates on the foreign currency cash flows that are hedged. If the counterparties to the exchange contracts do not fulfill their obligations to deliver the contracted currencies, we could be at risk for currency related fluctuations. We enter into these contracts with counterparties that we believe to be creditworthy and do not enter into any leveraged derivative transactions. We had $7.7 million in foreign exchange forward contracts outstanding at December 31, 2010 and $6.3 million at December 31, 2009 primarily to hedge Chilean-based operating cash flows against US dollars. If Chilean Pesos were to strengthen in relation to the US dollar, our loss or gain on hedged foreign currency cash-flows would be offset by the derivative contracts, with a net effect of zero.

We do not engage in trading market risk sensitive instruments or purchasing hedging instruments or “other than trading” instruments that are likely to expose us to significant market risk, whether interest rate, foreign currency exchange, commodity price, or equity price risk.

Interest Rate Risk – Our exposure to market risk relates to our cash and investments and to our borrowings. We maintain an investment portfolio of money market funds. The securities in our investment portfolio are not leveraged, and are, due to their very short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that a change in market interest rates would have a significant negative impact on the value of our investment portfolio except for reduced income in a low interest rate environment. At December 31, 2010, we had cash and cash equivalents of $18.0 million. The weighted average interest rate related to our cash and cash equivalents for the year ended December 31, 2010 was 0%. As of December 31, 2010, the principal value of our credit lines was $14.7 million, and have a weighted average interest rate of 6%.

The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. Government and its agencies, bank obligations, repurchase agreements and high-quality corporate issuers, and money market funds that invest in such debt instruments, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than three months.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of OPKO Health, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of OPKO Health, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OPKO Health, Inc. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), OPKO Health Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

March 16, 2011, except for the effects of discontinued operations as discussed in Note 1, as to which the date is

November 14, 2011

OPKO Health, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$18,016	$42,658
Accounts receivable, net	11,856	7,279
Inventory, net	16,423	6,307
Prepaid expenses and other current assets	2,680	1,146
Current assets of discontinued operations	8,417	6,428

Total current assets	57,392	63,818
Property and equipment, net	2,589	349
Intangible assets, net	6,784	8,016
Goodwill	5,856	5,408
Investments, net	5,114	4,447
Other assets	111	35
Assets of discontinued operations	—	5,357

Total assets	$77,846	$87,430

LIABILITIES, SERIES D PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,479	$4,352
Accrued expenses	3,370	2,183
Current portion of lines of credit and notes payable	14,690	4,321
Current liabilities of discontinued operations	3,060	2,167

Total current liabilities	27,599	13,023
Long-term liabilities – interest payable to related party	—	3,409
Other long-term liabilities, principally deferred tax liabilities	1,067	1,339
Line of credit with related party, net of unamortized discount of $0 and $68, respectively	—	11,932

Total liabilities	28,666	29,703
Commitments and contingencies

Series D Preferred Stock – $0.01 par value, 2,000,000 shares authorized; 1,209,677 and 1,209,677 shares issued and outstanding (liquidation value of $33,013 and $30,613) at December 31, 2010 and 2009, respectively	26,128	26,128

Shareholders’ equity
Series A Preferred Stock – $0.01 par value, 4,000,000 shares authorized; 897,439 and 1,025,934 shares issued and outstanding (liquidation value of $2,468 and $2,564) at December 31, 2010 and 2009, respectively	9	10
Series C Preferred Stock – $0.01 par value, 500,000 shares authorized; No shares issued or outstanding	—	—
Common Stock – $0.01 par value, 500,000,000 shares authorized; 255,412,706 and 253,762,552 shares issued and outstanding at December 31, 2010 and 2009, respectively	2,554	2,538
Treasury stock (45,154 shares at December 31, 2010 and 2009)	(61)	(61)
Additional paid-in capital	376,008	367,028
Accumulated other comprehensive income	2,921	1,313
Accumulated deficit	(358,379)	(339,229)

Total shareholders’ equity	23,052	31,599

Total liabilities, Series D Preferred Stock, and shareholders’ equity	$77,846	$87,430

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	For the years ended December 31,
	2010	2009	2008
Revenue
Products	$21,763	$4,418	$—
License	6,731	—	—

Total revenue	28,494	4,418	—
Cost of goods sold, excluding amortization of intangible assets	13,495	2,876	—

Gross margin, excluding amortization of intangible assets	14,999	1,542	—

Operating expenses
Selling, general and administrative	18,133	10,372	9,644
Research and development	5,949	10,836	19,960
Write-off of acquired in-process research and development	—	2,000	1,398
Other operating expenses, principally amortization of intangible assets	2,053	481	—

Total operating expenses	26,135	23,689	31,002

Operating loss from continuing operations	(11,136)	(22,147)	(31,002)
Other expense, net	(844)	(1,916)	(1,311)

Loss from continuing operations before income taxes, investment losses	(11,980)	(24,063)	(32,313)
Income tax benefit	18	25	—

Loss from continuing operations before investment losses	(11,962)	(24,038)	(32,313)
Loss from investments in investees	(714)	(353)	—

Loss from continuing operations	(12,676)	(24,391)	(32,313)
Loss from discontinued operations, net of tax	(6,250)	(5,722)	(7,521)

Net loss	(18,926)	(30,113)	(39,834)
Preferred stock dividend	(2,624)	(4,718)	(217)

Net loss attributable to common shareholders	$(21,550)	$(34,831)	$(40,051)

Loss per share, basic and diluted
Loss from continuing operations	$(0.06)	$(0.12)	$(0.17)

Loss from discontinued operations	$(0.02)	$(0.03)	$(0.04)

Net loss per share	$(0.08)	$(0.15)	$(0.21)

Weighted average number of common shares outstanding, basic and diluted	255,095,586	233,191,617	187,713,041

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share data)

For the years ended December 31, 2008, 2009 and 2010

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Other Comprehensive Income	Accumulated Deficit
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars				Total
Balance at December 31, 2007	954,799	$10	—	$—	178,344,608	$1,783	—	—	$284,273	$—	$(269,282)	$16,784
Equity-based compensation expense	—	—	—	—	—	—	—	—	6,730	—	—	6,730
Issuance of equity securities to acquire Vidus Ocular, Inc. at $1.65 per share	—	—	—	—	658,080	7	—	—	1,312	—	—	1,319
Correction of equity securities to Acuity	—	—	—	—	57,408	1	—	—	(1)	—	—	—
Exercise of common stock options	—	—	—	—	5,187,149	52	—	—	154	—	—	206
Exercise of common warrants	—	—	—	—	1,171,899	12	—	—	165	—	—	177
Issuance of common stock in private placement to related party at 1.11	—	—	—	—	13,513,514	135	—	—	14,865	—	—	15,000
Series A preferred stock dividend	86,678	1	—	—	—	—	—	—	—	—	—	1
Conversion of Series A preferred stock	(87,721)	(1)	—	—	87,721	1	—	—	—	—	—	—
Other disposition of assets for stock	—	—	—	—	—	—	(18,000)	(24)	—	—	—	(24)
Net loss for the year ended December 31, 2008	—	—	—	—	—	—	—	—	—	—	(39,834)	(39,834)

Balance at December 31, 2008	953,756	10	—	—	199,020,379	1,991	(18,000)	(24)	307,498	—	(309,116)	359
Equity-based compensation expense	—	—	—	—	—	—	—	—	4,498	—	—	4,498
Exercise of common stock options	—	—	—	—	2,984,945	30	—	—	664	—	—	694
Exercise of common warrants	—	—	—	—	706,164	7	—	—	17	—	—	24
Issuance of common stock in private placement with related parties at $1.00 per share	—	—	—	—	20,000,000	200	—	—	19,800	—	—	20,000
Issuance of common stock in private placement, including related parties, at $1.00 per share	—	—	—	—	31,000,000	310	—	—	30,680	—	—	30,990
Relative fair value of warrants issued In connection with issuance of 8% Series D preferred stock	—	—	—	—	—	—	—	—	3,872	—	—	3,872
Series A preferred stock dividend	93,242	1	—	—	—	—	—	—	(1)	—	—	—
Conversion of Series A preferred stock	(21,064)	(1)	—	—	21,064	—	—	—	—	—	—	(1)
Restricted stock grant	—	—	—	—	30,000	—	—	—	—	—	—	—
Purchase of shares at $3.55	—	—	—	—	—	—	(27,154)	(37)	—	—	—	(37)
Net loss for the year ended December 31, 2009	—	—	—	—	—	—	—	—	—	—	(30,113)	(30,113)
Cumulative translation adjustment net	—	—	—	—	—	—	—	—	—	1,313	—	1,313

Other comprehensive loss												(28,800)

Balance at December 31, 2009	1,025,934	10	—	—	253,762,552	2,538	(45,154)	(61)	367,028	1,313	(339,229)	31,599

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Other Comprehensive Income	Accumulated Deficit
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars				Total
Equity-based compensation expense	—	—	—	—	—	—	—	—	6,922	—	—	6,922
Exercise of common stock options	—	—	—	—	150,231	2	—	—	72	—	—	74
Series A preferred stock dividend	—	—	—	—	—	—	—	—	—	—	(224)	(224)
Conversion of Series A preferred stock	(128,495)	(1)	—	—	128,495	1	—	—	—	—	—	—
Issuance of common stock to acquire Pharmacos Exakta at $1.46 per share	—	—	—	—	1,371,428	13	—	—	1,986	—	—	1,999
Net loss for the year ended December 31, 2010	—	—	—	—	—	—	—	—	—	—	(18,926)	(18,926)
Cumulative translation adjustment net	—	—	—	—	—	—	—	—	—	1,608	—	1,608

Other comprehensive loss												(17,318)

Balance at December 31, 2010	897,439	$9	—	$—	255,412,706	$2,554	(45,154)	$(61)	$376,008	$2,921	$(358,379)	$23,052

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(18,926)	$(30,113)	$(39,834)
Loss from discontinued operations, net of tax	6,250	5,722	7,521
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,207	564	70
Write-off of acquired in-process research and development	—	2,000	1,398
Accretion of debt discount related to notes payable	66	123	190
Losses from investments in investees	714	353	—
Equity based compensation – employees and non-employees	6,519	4,174	5,551
(Recovery of) provision for bad debts	(89)	25	—
(Recovery of) provision for inventory obsolescence	(48)	137	—
Foreign exchange	(382)	122	—
License of product for equity	(731)	—	—
Changes in:
Accounts receivable	(2,888)	(740)	—
Inventory	(8,156)	(636)	—
Prepaid expenses and other current assets	270	432	36
Other assets	13	(58)	68
Accounts payable	1,498	(547)	(355)
Accrued expenses	(3,858)	(829)	2,428

Cash used in operating activities from continuing operations	(17,541)	(19,271)	(22,927)
Cash used in operating activities from discontinued operations	(1,553)	(4,065)	(6,367)

Net cash used in operating activities	(19,094)	(23,336)	(29,294)
Cash flows from investing activities:
Investments in investees	(650)	(4,800)	—
Acquisition of businesses, net of cash	(1,323)	(15,632)	48
Acquisition of rolapitant	—	(2,000)	—
Purchase of marketable securities	(14,997)	(9,997)	—
Maturities of marketable securities	14,997	9,997	—
Capital expenditures	(774)	(122)	(130)

Cash used in investing activities from continuing operations	(2,747)	(22,554)	(82)
Cash used in investing activities from discontinued operations	(33)	(50)	(248)

Net cash used in investing activities	(2,780)	(22,604)	(330)
Cash flows from financing activities:
Issuance of common stock for cash to related party	—	30,990	15,000
Issuance of common stock	—	20,000	—
Issuance of Series D preferred stock and warrants, including related parties	—	30,000	—
Repayments of line of credit with related party	(12,000)	—	—
Proceeds from bridge loan with related party	—	3,000	—
Repayment of bridge loan with related party	—	(3,000)	—
Insurance financing and borrowings on lines of credit	15,424	529	371
Proceeds from the exercise of stock options and warrants	74	718	383
Repayments of notes payable and capital lease obligations	(6,266)	(317)	(2,825)

Net cash (used in) provided by financing activities	(2,768)	81,920	12,929

Net change in cash and cash equivalents	(24,642)	35,980	(16,695)
Cash and cash equivalents at beginning of year	42,658	6,678	23,373

Cash and cash equivalents at end of year	$18,016	$42,658	$6,678

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Business and Organization

We are a multi-national pharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies. Our current focus is on conditions with major unmet medical needs including neurological disorders, infectious diseases, oncology and ophthalmologic diseases. We are developing a range of solutions to diagnose, treat and prevent these conditions, including molecular diagnostics tests, proprietary pharmaceuticals and vaccines. We plan to commercialize these solutions on a global basis in large and high growth markets, including emerging markets. We have already established emerging markets pharmaceutical platforms in Chile and Mexico, which are delivering revenue and which we expect to deliver cash flow and facilitate future market entry for our products currently in development. We also actively explore opportunities to acquire complementary pharmaceuticals, compounds, technologies, and businesses. We are a Delaware corporation, headquartered in Miami, Florida.

Recast of Financial Information for Discontinued Operations

In September 2011, we announced that we entered into an agreement with OPTOS, Inc., a subsidiary of Optos plc (collectively “OPTOS”) to sell our ophthalmic instrumentation business. Upon closing in October 2011, we received $17.5 million of cash and we will receive royalties up to $22.5 million on future sales. As a result of the sale of our instrumentation business, we have recast certain information to classify the results of operations of the instrumentation business, assets, and liabilities as discontinued operations, including the accompanying consolidated financial statements and related information for all periods presented. Refer to Note 20.

Note 2 Acquisitions, Investments, and Licenses

Rolapitant license

In December 2010, we entered into a license agreement (the “TESARO License”) with TESARO, Inc. (“TESARO”) granting TESARO exclusive rights to the development, manufacture, commercialization and distribution of rolapitant and a related compound. Under the terms of the TESARO License, we are eligible for payments of up to $121.0 million, including an up-front payment of $6.0 million, which has been received, and additional payments based upon achievement of specified regulatory and commercialization milestones. In addition, TESARO will pay us double digit tiered royalties on sales of licensed product. We will share future profits from the commercialization of licensed products in Japan with TESARO and we will have an option to market the products in Latin America. In connection with the TESARO License, we also acquired a 10% equity position in TESARO. We recorded the 10% equity position at $0.7 million, the estimated fair value based on a discounted cash flow model.

In accounting for the license of rolapitant to TESARO, we determined that we did not have any continuing involvement in the development of rolapitant or any other future performance obligations and, as a result, recognized the $6.0 million up-front payment and the $0.7 million equity position as license revenue during the year ended December 31, 2010.

We acquired rolapitant on October 12, 2009 from Schering-Plough Corporation (“Schering”). We entered into an asset purchase agreement (the “Schering Agreement”) with Schering to acquire rolapitant and other assets relating to Schering’s neurokinin-1 (“NK-1”) receptor antagonist program. Under the terms of the Schering Agreement, we paid Schering $2.0 million in cash upon closing and agreed to pay up to an additional $27.0 million upon certain development milestones. Rolapitant, the lead product in the NK-1 program, successfully completed Phase II clinical testing for prevention of nausea and vomiting related to cancer chemotherapy and surgery, and other indications. Development of rolapitant and the other assets had been stopped at the time of our acquisition and there were no ongoing clinical trials. None of the assets acquired have alternative future uses, nor have they reached a stage of technological feasibility, as such, we recorded $2.0 million as in-process research and development expense during the year ended December 31, 2009.

Latin America acquisitions

In February 2010, we acquired Exakta-OPKO (previously known as Pharmacos Exakta S.A. de C.V.), a privately-owned Mexican company, engaged in the manufacture, marketing and distribution of ophthalmic and other pharmaceutical products for government and private markets since 1957. Pursuant to a purchase agreement we acquired all of the outstanding stock of Exakta-OPKO and real property owned by an affiliate of Exakta-OPKO for a total aggregate purchase price of $3.5 million, of which an aggregate of $1.5 million was paid in cash and $2.0 million was paid in shares of our Common Stock, par value $.01. In September 2010, we reduced the consideration paid by $0.1 million in working capital adjustments per the purchase agreement. The number of shares to be issued was determined by the average closing price of our Common Stock as reported on the NYSE Amex for the ten trading days ending on February 12, 2010. A total of 1,371,428 shares of our Common Stock were issued in the transaction which were valued at $2.0 million due to trading restrictions. A portion of the proceeds will remain in escrow for a period of time to satisfy indemnification claims.

In October 2009, we entered into a definitive agreement to acquire OPKO Chile (previously known as Pharma Genexx, S.A.), a privately-owned Chilean company engaged in the representation, importation, commercialization and distribution of pharmaceutical products, over-the-counter products and medical devices for government, private and institutional markets in Chile. Pursuant to a stock purchase agreement with OPKO Chile and its shareholders, Farmacias Ahumada S.A., FASA Chile S.A., and Laboratorios Volta S.A., we acquired all of the outstanding stock of OPKO Chile in exchange for $16 million in cash. A portion of the proceeds will remain in escrow for a period of time to satisfy indemnification claims. The transaction closed on October 7, 2009.

The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed in the acquisition of OPKO Chile at the date of acquisition:

(in thousands)
Current assets (including cash of $368)	$12,208
Intangible assets	7,826
Goodwill	4,983
Other assets	20
Accounts payable and accrued expenses	(9,037)

Total purchase price	$16,000

Investments

In November 2010, we made an investment in Fabrus, LLC, a privately held early stage biotechnology company with next generation therapeutic antibody drug discovery and development capabilities. Fabrus is using its proprietary antibody screening and engineering approach to discover promising lead compounds against several important oncology targets. In exchange for the investment, we acquired approximately 13% of Fabrus’ outstanding membership interests on a fully diluted basis. Our investment was part of a $2.1 million financing for Fabrus and included other related parties. Refer to Note 11.

Effective September 21, 2009, we entered into an agreement pursuant to which we invested $2.5 million in cash in Cocrystal Discovery, Inc., a privately held biopharmaceutical company (“Cocrystal”) in exchange for 1,701,723 shares of Cocrystal’s Convertible Series A Preferred Stock or approximately 16%. Cocrystal is focused on the discovery and development of novel antiviral drugs using a combination of protein structure-based approaches. Refer to Note 11.

On June 10, 2009, we entered into a stock purchase agreement with Sorrento Therapeutics, Inc. (“Sorrento”), a publicly held company with a technology for generating fully human monoclonal antibodies, pursuant to which we invested $2.3 million in Sorrento. OPKO owns approximately 53,113,732 shares of Sorrento Common Stock, or approximately 21% of Sorrento’s total outstanding common stock at December 31, 2010. The closing stock price for Sorrento’s common stock, a thinly traded stock, as quoted on the over-the-counter markets was $0.60 per share on December 31, 2010. Refer to Note 11.

The following table reflects our maximum exposure to each of our investments:

Investee name	(in thousands)	Accounting method
Sorrento	$2,300	Equity method
Cocrystal	2,500	VIE, equity method
Fabrus	650	VIE, equity method
TESARO	731	VIE, cost method
Less accumulated losses in investees	(1,067)

Total	$5,114

Other acquisition

On May 6, 2008, we completed the acquisition of Vidus Ocular, Inc. (“Vidus”), a privately-held company that is developing Aquashunt™, a shunt to be used in the treatment of glaucoma. Pursuant to a Securities Purchase Agreement with Vidus, each of its stockholders, and the holders of convertible promissory notes issued by Vidus, we acquired all of the outstanding stock and convertible debt of Vidus in exchange for (i) the issuance and delivery at closing of 658,080 shares of our common stock (the “Closing Shares”); (ii) the issuance of 488,420 shares of our common stock to be held in escrow pending the occurrence of certain development milestones (the “Milestone Shares”); and (iii) the issuance of options to acquire 200,000 shares of our common stock. Additionally, in the event that the stock price for our common stock at the time of receipt of approval or clearance by the U.S. Food & Drug Administration of a pre-market notification 510(k) relating to the Aquashunt is not at or above a specified price, we will be obligated to issue an additional 413,850 shares of our common stock. A portion of the Closing Shares and the Milestone Shares remained in escrow for a period of one year to satisfy indemnification claims.

We accounted for the Vidus acquisition as an asset acquisition. We valued the common stock issued to Vidus’ stockholders at the average closing price on the date of the acquisition and the two days prior to the transaction, or $1.65 per share. In addition, we valued the options to acquire our common stock that were issued to the founders of Vidus using the Black-Scholes-Merton pricing model and recorded the value of those options as part of the purchase price of Vidus, or $1.17 per common stock option. All other contingent consideration will be valued and added to the purchase price if the milestones occur.

The table below reflects the estimated fair value of the net assets acquired at the date of acquisition:

(in thousands)
Current assets (cash of $48)	$48
In-process research and development	1,398
Accounts payable and accrued expenses	(127)

Total purchase price	$1,319

The portion of the purchase price allocated to in-process research and development of $1.4 million was immediately expensed.

Variable interest entities

We have determined that we hold variable interests in three entities (“VIE”), TESARO, Fabrus and CoCrystal. We made this determination as a result of our assessment that they do not have sufficient resources to carry out their principal activities without additional subordinated financial support.

In order to determine the primary beneficiary of Cocrystal and Fabrus, we evaluated our investment as well as our investment combined with a related party group to identify who had the most power to control each entity and who received the largest benefits (absorbed the most losses) from each entity. The related party group when considering our investment in Cocrystal includes OPKO and the Frost Group. As of December 31, 2010 we own approximately 16% of Cocrystal and members of the Frost Group own approximately 42% of Cocrystal’s voting stock on an as converted basis, including 39% held by the Gamma Trust. Dr. Frost, Mr. Rubin, and Dr. Hsiao currently serve on the Board of Directors of Cocrystal and represent 50% of its board. The Gamma Trust influenced the design of Cocrystal and can significantly influence the success of Cocrystal through its board representation and voting power. As such, we have determined that the Gamma Trust is the primary beneficiary within the related party group. The related party group when considering our investment in Fabrus includes OPKO and the Gamma Trust, Hsu Gamma Investment, L.P., of which Jane Hsiao is the general partner, and the Richard Lerner Family

Trust. Dr.’s Frost, Hsiao and Lerner are all members of our Board of Directors. As of December 31, 2010 we own approximately 13% of Fabrus and Dr.’s Frost, Hsiao and Lerner own 24% of Fabrus’ voting stock on an as converted basis, including 16% held by the Gamma Trust. Drs.’ Frost and Hsiao currently serve on the Board of Managers of Fabrus and represent 40% of its board. The Gamma Trust can significantly influence the success of Fabrus through its board representation and voting power. As such, we have determined that the Gamma Trust is the primary beneficiary within the related party group. Because we have the ability to exercise significant influence over Cocrystal’s and Fabrus’ operations through our related party affiliates, we account for our investments in Cocrystal and Fabrus, under the equity method.

In order to determine the primary beneficiary of TESARO, we evaluated the power and benefits held by its equity holders. On an as converted basis, we hold an equity interest of approximately 9% of TESARO as of December 31, 2010. In addition, we do not hold any seats on the Board of Directors and we do not have any management positions. The largest equity holder owns approximately 49% of TESARO, on an as converted basis and is represented by two members of TESARO’s board of directors. As a result of that equity holder having the power to influence TESARO and being entitled to the largest share of the benefits of TESARO, we determined such holder is the primary beneficiary of TESARO. Because we do not have the ability to exercise significant influence over TESARO’s operations, we have accounted for TESARO under the cost method of accounting.

We have not provided financial or other support to the variable interest entities other than those associated with our original investments in Cocrystal and Fabrus or those associated with our TESARO License and we are not obligated to provide ongoing financial support to them.

Pro forma disclosures for acquisitions

The following table includes the pro forma results for the years ended December 31, 2009 and 2008 of the combined companies as though the acquisition of OPKO Chile had been completed as of the beginning of each period, respectively.

	For the year ended December 31,
(in thousands, except per share amounts)	2009	2008
Revenue	$16,886	$10,925
Loss from continuing operations	(22,721)	(32,192)
Net loss	$(28,443)	$(39,713)
Basic and diluted loss from continuing operations per share	$(0.12)	$(0.17)
Basic and diluted loss from discontinued operations	$(0.02)	$(0.04)
Basic and diluted loss per share	$(0.14)	$(0.21)

This unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information may not necessarily reflect our future results of operations or what the results of operations would have been had we owned and operated each company as of the beginning of the periods presented.

Note 3 Summary of Significant Accounting Policies

Basis of Presentation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-K and of Regulation S-X. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Refer to Note 20.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. We consider all non-restrictive, highly liquid short-term investments purchased with a maturity of three months or less on the date of purchase to be cash equivalents.

Inventories. Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally five to ten years and includes amortization expense for assets capitalized under capital leases. The estimated useful lives by asset class are as follows: software – 3 years, machinery and equipment – 5-8 years, furniture and fixtures – 5-10 years and leasehold improvements – the lesser of their useful life or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred, while betterments reduce accumulated depreciation. Depreciation expense from continuing operations was $0.2 million, $0.1 million, and $0.1 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Goodwill and Intangible Assets. Goodwill represents the difference between the purchase price and the estimated fair value of the net assets acquired when accounted for by the purchase method of accounting and arose from our acquisitions of OPKO Chile and Exakta-OPKO. Refer to Note 2. We do not amortize goodwill, however, we perform an annual impairment test of goodwill during the fourth quarter. We did not record any impairments during 2010 or 2009 from continuing operations. Refer to Note 20. We evaluate our goodwill for impairment annually and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

We amortize intangible assets with definite lives on a straight-line basis over their estimated useful lives, ranging from 3 to 10 years, and review for impairment at least annually, or sooner when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use the straight-line method of amortization as there is no reliably determinable pattern in which the economic benefits of our intangible assets are consumed or otherwise used up. Amortization expense from continuing operations was $2.1 million, $0.5 million, for the years ended December 31, 2010, 2009 respectively, and we did not record any amortization expense during 2008,. In addition, the 2010 and 2009 years include amortization related to the acquisition of OPKO Chile and the 2010 year end includes amortization related to our acquisition of Exakta-OPKO. Amortization expense for our intangible assets as of December 31, 2010 for the years ending December 31, 2011, 2012, 2013, 2014, and 2015 is expected to be $2.9 million, $2.6 million, $1.5 million, $1.5 million, and $1.4 million, respectively.

Impairment of Long-Lived Assets. Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Fair Value Measurements. The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short-term maturities of these instruments. Investments are considered available-for-sale as of December 31, 2010 and 2009, and are carried at fair value.

Short-term investments include bank deposits, corporate notes, U.S. treasury securities and U.S. government agency securities with original maturities of greater than 90 days and remaining maturities of less than one year. Long-term investments include corporate notes, U.S. treasury securities and U.S. government agency securities with maturities greater than one year.

In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange. Refer to Note 17.

Derivative financial instruments. We record derivative financial instruments (primarily forward purchase contracts) on our balance sheet at their fair value and the changes in the fair value are recognized in income when they occur, the only exception being derivatives that qualify as hedges. To qualify the derivative instrument as a hedge, we are required to meet strict hedge effectiveness and contemporaneous documentation requirements at the initiation of the hedge and assess the hedge effectiveness on an ongoing basis over the life of the hedge. At December 31, 2010, our forward contracts did not meet the documentation requirements to be designated effective hedges. Accordingly, we recognize all changes in fair values of our forward contracts in income.

Research and Development. Research and development costs are charged to expense as incurred. We record expense for in-process research and development projects acquired as asset acquisitions which have not reached technological feasibility and which have no alternative future use. For in-process research and development projects acquired in business combinations, the in-process research and development project is capitalized and evaluated for impairment until the development process has been completed. Once the development process has been completed the asset will be amortized over its remaining useful life.

Income Taxes. Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. We periodically evaluate the realizability of our net deferred tax assets. Our tax accruals are analyzed periodically and adjustments are made as events occur to warrant such adjustment.

Loss Per Common Share. Basic and diluted earnings or loss per common share is based on the net loss increased by dividends on preferred stock divided by the weighted average number of common shares outstanding during the period. In the periods in which their effect would be anti-dilutive, no effect has been given to outstanding options, warrants or convertible preferred stock in the diluted computation. The diluted loss per share does not include the weighted average impact of the outstanding options, warrants, and other contingent consideration of 21,213,035, 17,743,032, and 24,022,713 shares for the years ended December 31, 2010, 2009, and 2008 respectively, because their inclusion would have been anti-dilutive. As of December 31, 2010, the holders of our Series A Preferred Stock and Series D Preferred Stock could convert their shares into approximately 987,182 and 13,311,823 shares of our Common Stock, respectively, including accrued dividends.

Revenue Recognition. Generally, we recognize revenue from product sales when goods are shipped and title and risk of loss transfer to our customers. Certain of our products included in discontinued operations are sold directly to end-users and require that we deliver, install and train the staff at the end-users’ facility. As a result, we do not recognize revenue until the product is delivered, installed and training has occurred. Refer to Note 20.

Allowance for Doubtful Accounts. We analyze accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts using the specific identification method. Our reported net loss is directly affected by management’s estimate of the collectability of accounts receivable. Estimated allowances for sales returns are based upon our history of product returns. The amount of allowance for doubtful accounts at December 31, 2010 was $0.3 million. We did not have any allowance for doubtful accounts at December 31, 2009.

Product Warranties. Product warranties are accrued at the time we record revenue for certain products included in discontinued operations. Refer to Note 20. The costs of warranties are recorded as a component of cost of sales. We estimate warranty costs based on our estimated historical experience and adjust for any known product reliability issues.

Equity-Based Compensation. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. We record excess tax benefits, realized from the exercise of stock options as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations. Refer to Note 8. Equity-based compensation arrangements to non-employees are recorded at their fair value on the measurement date. The measurement of equity-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive income or loss. Our comprehensive loss for the year ended December 31, 2010 includes net loss for the year and the cumulative translation adjustment, net, for the translation of our OPKO Chile and Exakta-OPKO results. Comprehensive loss for the year ended December 31, 2009 is our net loss for the year and the cumulative translation adjustment, net, for the translation of our OPKO Chile.

Segment reporting. Our chief operating decision-maker (“CODM”) is comprised of our executive management with the oversight of our board of directors. Our CODM reviews our operating results and operating plans and make resource allocation decisions on a company-wide or aggregate basis. Accordingly, we have aggregated our two operating segments, pharmaceutical operating business and our pharmaceutical and device research and development activities into one reporting segment, pharmaceutical. We previously recorded our ophthalmic instrumentation business as its own operating segment. Refer to Note 20.

Recent accounting pronouncements: In December 2010, the FASB issued an amendment to the disclosure of supplementary pro forma information for business combinations. The amendment specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendment also expands the supplemental pro forma disclosures under current accounting guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendment is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this amendment is not expected to have a material impact on our financial statement disclosures.

In December 2010, the FASB issued an amendment to the accounting for goodwill impairment tests. The amendment modifies Step 1 of the impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of this amendment is not expected to have a material impact on our results of operations or financial condition.

In December 2010, the FASB issued an amendment to the accounting for annual excise taxes paid to the federal government by pharmaceutical manufacturers under health care reform. The liability for the fee should be estimated and recorded in full upon the first qualifying branded prescription drug sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The amendment is effective for calendar years beginning after December 31, 2010, when the fee initially becomes effective. As we currently do not manufacture pharmaceutical products, we do not expect the adoption of this amendment to have material impact on our results of operations or financial condition.

In March 2010, the FASB reached a consensus to issue an amendment to the accounting for revenue arrangements under which a vendor satisfies its performance obligations to a customer over a period of time, when the deliverable or unit of accounting is not within the scope of other authoritative literature, and when the arrangement consideration is contingent upon the achievement of a milestone. The amendment defines a milestone and clarifies whether an entity may recognize consideration earned from the achievement of a milestone in the period in which the milestone is achieved. This amendment is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. The amendment may be applied retrospectively to all arrangements or prospectively for milestones achieved after the effective date. We have not adopted this guidance early and adoption of this amendment is not expected to have a material impact on our results of operation or financial condition.

In January 2010, the FASB issued an amendment to the accounting for fair value measurements and disclosures. This amendment details additional disclosures on fair value measurements, requires a gross presentation of activities within a Level 3 rollforward, and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. This amendment is effective in the first interim or reporting period beginning after December 15, 2009, with an exception for the gross presentation of Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The adoption of this amendment is not expected to have a material impact on our financial statement disclosures.

In October 2009, the FASB issued an amendment to the accounting for multiple-deliverable revenue arrangements. This amendment provides guidance on whether multiple deliverables exist, how the arrangements should be separated, and how the consideration paid should be allocated. As a result of this amendment, entities may be able to separate multiple-deliverable arrangements in more circumstances than under existing accounting guidance. This guidance amends the requirement to establish the fair value of undelivered products and services based on objective evidence and instead provides for separate revenue recognition based upon management’s best estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. The existing guidance previously required that the fair value of the undelivered item reflect the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. If the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This amendment will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption and retrospective application is also permitted. We are currently evaluating the potential effect of the adoption of this amendment on our results of operations or financial condition.

Note 4 Composition of Certain Financial Statement Captions

	December 31,
(in thousands)	2010	2009
Accounts receivable, net
Accounts receivable	$12,135	$7,279
Less allowance for doubtful accounts	(279)	—

	$11,856	$7,279

Inventories, net
Raw materials (components)	$2,638	$1,533
Work in-process	406	2
Finished products	13,643	4,912
Less inventory reserve	(264)	(140)

	$16,423	$6,307

Prepaid expenses and other current assets
Prepaid supplies and clinical	$37	$213
Other receivables	666	258
Prepaid insurance	116	156
Taxes recoverable	1,441	414
Other	420	105

	$2,680	$1,146

Property and equipment, net
Machinery and equipment	$2,460	$399
Building	288	—
Land	495	—
Furniture and fixtures	203	47
Software	573	138
Leasehold improvements	21	21
Less accumulated depreciation and amortization	(1,451)	(256)

	$2,589	$349

Intangible assets, net
Customer relationships	$4,741	$4,281
Product registrations	4,227	3,829
Technology	—	—
Tradename	471	383
Covenants not to compete	32	—
Other	7	7
Less accumulated amortization	(2,694)	(484)

	$6,784	$8,016

Accrued expenses
Income taxes payable	$422	$492
Accrued royalties	—	—
Accrued distributor commissions	113	—
Product warranties – medical device products	—	—
Clinical trials	801	163
Customer deposits	79	79
Professional fees	232	173
Employee benefits	225	77
Suppliers	1,240	—
Other	258	1,199

	$3,370	$2,183

The following table summarizes the fair values assigned to our major intangible asset classes upon acquisition:

(in thousands)	Fair value assigned	Weighted average amortization period
Customer relationships	$4,819	3 years
Product registrations	3,829	10 years
Covenants not to compete	49	5 years
Tradename	471	3 years
Other	7	Indefinite

Total amortizing intangible assets	9,175
Goodwill	3,676	Indefinite

Total intangible assets acquired	$12,851

All of the intangible assets and goodwill acquired relate to our acquisitions of OPKO Chile and Exakta-OPKO. The weighted average period prior to the next renewal or extension for our product registrations is 2.7 years. We do not anticipate capitalizing the cost of product registration renewals, rather we expect to expense these costs, as incurred. Our goodwill is not tax deductible for income tax purposes in Chile.

The change to goodwill for the year ended December 31, 2010 is primarily due to a $0.4 million increase resulting from foreign exchange translation of the assets and liabilities of OPKO Chile. The purchase price allocation of the assets acquired in the Exakta-OPKO acquisition are subject to change while contingencies that existed on the acquisition date are resolved.

The following table reflects the changes in the allowance for doubtful accounts, provision for inventory reserve and tax valuation allowance accounts:

(in thousands)	Beginning balance	Charged to expense	Written-off	Charged to other	Ending balance
2010
Allowance for doubtful accounts	$—	(279)	—	—	$(279)

Inventory reserve	$(140)	(274)	150	—	$(264)

Tax valuation allowance	$(46,836)	(1,143)	—	—	$(47,979)

2009
Allowance for doubtful accounts	$—	—	—	—	$—

Inventory reserve	$—	(140)	—	—	$(140)

Tax valuation allowance	$(33,424)	(13,611)	—	199	$(46,836)

Note 5 Debt

We have a $12.0 million line of credit with the Frost Group, a related party. On June 2, 2010 we repaid all amounts outstanding on the line of credit including $12 million in principal and $4.1 million in interest. The line of credit was renewed on February 22, 2011 with a new maturity date of March 31, 2012. We have the ability to draw funds under the line of credit until its expiration in March 2012. We are obligated to pay interest upon maturity, capitalized quarterly, on outstanding borrowings under the line of credit at an 11% annual rate. The line of credit is collateralized by all of our U.S. personal property except our intellectual property.

We have entered into lines of credit agreements with seven financial institutions in Chile in addition to our line of credit with the Frost Group. Those lines of credit are used primarily as a source of working capital for inventory purchases. The following table summarizes the lines of credit:

(in thousands)			Amount outstanding at December 31,
Lender	Interest rate on borrowings	Maximum borrowings	2010	2009
The Frost Group LLC	11%	$12,000	$—	$12,000
Itau Bank	Libor +2.8%	3,000	1,849	270
Bank of Chile	Libor +2.8%	3,000	3,100	988
BICE Bank	Libor +2.8%	3,300	2,813	1,459
Santander Bank	Libor +2.8%	2,500	1,826	324
Corp Banca	Libor +2.8%	1,050	426	62
BBVA Bank	Libor +2.8%	3,500	3,123	1,218
Scotiabank	Libor +2.8%	2,500	1,553	—

Total		$30,850	$14,690	$16,321

On March 4, 2009, the Gamma Trust, a related party, advanced $3.0 million to us pursuant to a Promissory Note we issued to the Gamma Trust (the “Note”). The entire amount of this advance and all accrued interest thereon was due and payable on the earlier of May 4, 2009, or such earlier date following the closing of the stock purchase transaction with the Gamma Trust discussed in Note 6. The Note bore interest at a rate equal to 11% per annum and could be prepaid in whole or in part without penalty or premium. We repaid the Note and $48 thousand of interest on April 27, 2009.

Note 6 Equity Offerings

Effective September 18, 2009, we entered into a securities purchase agreement (the “Preferred Purchase Agreement”) with the private investors (the “Preferred Investors”), pursuant to which the Preferred Investors agreed to purchase an aggregate of 1,209,677 shares (the “Preferred Shares”) of our newly-designated 8.0% Series D Cumulative Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”) (Refer to Note 7) at a purchase price of $24.80 per share, together with warrants (the “Warrants”) to purchase up to an aggregate of 3,024,196 shares of our common stock, par value $.01 at an exercise price of $2.48 per share (the “Preferred Investment”). Initially, the Series D Preferred Stock was convertible into ten shares of our Common Stock, and the Preferred Shares purchase price was based on the average closing price of our Common Stock as reported on the NYSE Amex for the five days preceding the execution of the Preferred Purchase Agreement. In connection with the Preferred Investment, we issued the Preferred Shares and Warrants and received an aggregate of $30.0 million in cash on September 28, 2009.

We allocated the $30.0 million of proceeds from the Preferred Investment between the Series D Preferred Stock and the Warrants based on their relative fair values as follows:

(in thousands)
Series D Preferred Stock	$26,128
Warrants Settlements in kind or expired	3,872

Total	$30,000

We allocated the $30 million in proceeds received from the issuance of the Preferred Stock and warrants to those instruments based on their relative fair values, which resulted in a $3.9 million beneficial conversion feature. We recorded the $3.9 million beneficial conversion feature as a further discount to the Series D Preferred Stock and an increase to additional paid-in capital.

The Series D Preferred Stock was immediately convertible into shares of our common stock. As a result, the discount was immediately recognized as a deemed dividend and included in preferred stock dividends in the accompanying consolidated statement of operations. The Series D Preferred Stock contains redemption features that are not solely within our control. As a result, the Series D Preferred Stock is classified outside of permanent equity. The Series D Preferred Stock is recorded at this time at initial fair value and not at its Liquidation Amount as it is not probable that it will be redeemed.

We agreed to issue the Preferred Shares and the Warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The Preferred Shares issued in the Preferred Investment, including the shares of the Company’s Common Stock into which the Preferred Shares and Warrants may be converted, are “restricted securities” as that term is defined by Rule 144 under the Act, subject to a three year contractual lockup, and no registration rights have been granted.

On May 26, 2009, May 29, 2009, and June 1, 2009, we entered into stock purchase agreements with a total of seven accredited investors (“Investors”) pursuant to which the Investors agreed to make a $31.0 million investment in the Company in exchange for 31,000,000 shares of our Common Stock at $1.00 per share, representing a range of discounts of approximately 16-21% to the average closing price of our Common Stock on the NYSE Amex for the five trading days immediately preceding the closing date of the agreements. The shares issued were restricted securities and were exempt from registration requirements under Section 4(2) of the Act because the transaction did not involve a public offering.

On February 23, 2009, we entered into a Stock Purchase Agreement with the Gamma Trust, pursuant to which the Gamma Trust agreed to make a $20.0 million cash investment in the Company in exchange for 20,000,000 shares (the “Shares”) of our Common Stock, at $1.00 per share, representing an approximately 20% discount to the average closing price of our Common Stock on the NYSE Amex for the five trading days immediately preceding the effective date of Audit Committee and stockholder approval of the transaction. We issued the Shares and received the proceeds on April 27, 2009. The Shares issued were restricted securities, subject to a two-year lockup and no registration rights were granted.

On September 10, 2008, we issued 13,513,514 shares of our Common Stock to a group of investors, including members of the Frost Group, in exchange for $15.0 million. The shares were issued at $1.11 per share, representing an approximately 40% discount to the five-day average closing price of our Common Stock on the NYSE Amex. The shares issued were restricted securities, subject to a two year lockup, and no registration rights have been granted. The issuance of the shares was exempt from the registration requirements under Section 4(2) of the Act because the transaction did not involve a public offering.

Note 7 Shareholders’ Equity

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

Subject to the rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

In addition to our equity-based compensation plans, we have issued warrants to purchase our common stock. Refer to Note 8 for additional information on our share-based compensation plans.

The table below provides additional information for warrants outstanding as of December 31, 2010.

Warrants	Number of warrants	Weighted average exercise price	Expiration date
Outstanding at December 31, 2009	29,194,162
Issued	—
Exercised	—
Expired	—

Outstanding and Exercisable at December 31, 2010	29,194,162	$0.89	Various from September 2014 through March, 2017

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10 million shares of preferred stock in one or more series and to fix or alter, from time to time, the designations, powers and rights of each series of preferred stock and the qualifications, limitations or restrictions of any series of preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preference of any wholly issued series of preferred stock, any or all of which may be greater than the rights of the common stock, and to establish the number of shares constituting any such series.

Series A Preferred Stock

Of the authorized preferred stock, 4,000,000 shares have been designated Series A preferred stock. Dividends are payable on the Series A preferred stock in the amount of $0.25 per share, payable annually in arrears. At the option of our board of directors, dividends will be paid either (i) wholly or partially in cash or (ii) in newly issued shares of Series A preferred stock valued at $2.50 per share to the extent cash dividend is not paid.

Holders of Series A preferred stock have the right to convert their shares, at their option exercisable at any time, into shares of our common stock on a one-for-one basis subject to anti-dilution adjustments. These anti-dilution adjustments are triggered in the event of any subdivision or combination of our outstanding common stock, any payment by us of a stock dividend to holders of our common stock or other occurrences specified in the certificate of designations relating to the Series A preferred stock. We may elect to convert the Series A preferred stock into common stock or a substantially equivalent preferred stock in the case of a merger or consolidation in which we do not survive, a sale of all or substantially all of our assets or a substantial reorganization of us.

Each share of Series A preferred stock is entitled to one vote on all matters on which the common stock has the right to vote. Holders of Series A preferred stock are also entitled to vote as a separate class on any proposed adverse change in the rights, preferences or privileges of the Series A preferred stock and any increase in the number of authorized shares of Series A preferred stock. In the event of any liquidation or winding up of the Company, the holders of the Series A preferred stock will be entitled to receive $2.50 per share plus any accrued and unpaid dividends before any distribution to the holders of the common stock and any other class of series of preferred stock ranking junior to it.

We may redeem the outstanding shares of Series A preferred stock for $2.50 per share (plus accrued and unpaid dividends), at any time.

Series C Preferred Stock

Of the authorized preferred stock, 500,000 shares were designated Series C preferred stock. On June 22, 2007, 457,603 shares of Series C preferred stock were issued and outstanding and held by 30 stockholders. Cumulative dividends were payable on the Series C preferred stock in the amount of $1.54 per share when declared by the board of directors. On June 22, 2007, all outstanding shares (457,603 shares) of Series C preferred stock automatically converted into shares of common stock, on a one-hundred-for-one basis.

8% Series D Cumulative Convertible Preferred Stock

Of the authorized preferred stock, 2,000,000 shares were designated 8% Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”). Holders of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Company’s Board of Directors, dividends on each share of Series D Preferred Stock at a rate per annum equal to 8.0% of the sum of (a) $24.80, plus (b) any and all declared and unpaid and accrued dividends thereon, subject to adjustment for any stock split, combination, recapitalization or other similar corporate action (the “Liquidation Amount”). All dividends shall be cumulative, whether or not earned or declared, accruing on an annual basis from the issue date of the Series D Preferred Stock. As of December 31, 2010 we had approximately $2.49 per Series D Preferred Share, or $3.0 million of Series D Preferred Stock dividends in arrears.

The Holders of Series D Preferred Stock have the right to receive notice of any meeting of holders of our Common Stock or Series D Preferred Stock and to vote (on an as-converted into Common Stock basis) upon any matter submitted to a vote of the holders of Common Stock or Series D Preferred Stock. Except as otherwise expressly set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time, the holders of Series D Preferred Stock will vote on each matter submitted to them with the holders of Common Stock and all other classes and series of our capital stock entitled to vote on such matter, taken together as a single class.

With respect to dividend distributions (other than required dividends to the holders of our Series A Preferred Stock) and distributions upon liquidation, winding up or dissolution of the Company, the Series D Preferred Stock ranks senior to all classes of Common Stock, our Series A Preferred Stock, our Series C Preferred Stock, and to each other class of our capital stock existing now or hereafter created that are not specifically designated as ranking senior to or pari passu with the Series D Preferred Stock.

Upon the occurrence of a Liquidation Event (as defined in the Certificate of Designation), holders of Series D Preferred Stock are entitled to be paid, subject to applicable law, out of the assets of the Company available for distribution to its stockholders, an amount in cash (the “Liquidation Payment”) for each share of Series D Preferred Stock equal to the greater of (x) the Liquidation Amount for each such share of Series D Preferred Stock outstanding plus (i) any declared and unpaid dividends and (ii) accrued dividends or (y) the amount for each share of Series D Preferred Stock the holders would be entitled to receive pursuant to the Liquidation Event if all of the shares of Series D Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive a distribution in such Liquidation Event. Such Liquidation Payment will be paid before any cash distribution will be made or any other assets distributed in respect of any class of securities junior to the Series D Preferred Stock, including, without limitation, Common Stock and the Company’s Series A Preferred Stock.

The holder of any share of Series D Preferred Stock may at any time and from time to time convert such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Liquidation Amount of the share by (B) the Conversion Price, which is initially $2.48, subject to adjustment as provided in the Certificate of Designation. Initially, the Series D Preferred Stock is convertible into 10 shares of the Company’s Common Stock.

We may, at any time, convert the outstanding Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the Liquidation Amount of the shares by (B) the Conversion Price, but only if the closing bid price of the Common Stock exceeds $5.00 per share during any thirty (30) consecutive trading days prior to each conversion. Initially, the Series D Preferred Stock was convertible into 10 shares of the Company’s Common Stock.

To the extent it is lawfully able to do so, we may redeem all of the then outstanding shares of Series D Preferred Stock by paying in cash an amount per share equal to $24.80 plus all declared or accrued unpaid dividends on such shares, subject to adjustment for any stock dividends or distributions, splits, subdivisions, combinations, reclassifications, stock issuances or similar events with respect to the Common Stock.

Note 8 Equity-Based Compensation

We maintain three equity-based incentive compensation plans, the 2007 Equity Incentive Plan, the 2000 Stock Option Plan, and the 1996 Stock Option Plan that provide for grants of stock options and restricted stock to our directors, officers, key employees and certain outside consultants. Equity awards granted under our 2007 Equity

Incentive Plan are exercisable for a period up to seven years from the date of grant. Equity awards granted under our 2000 Stock Option Plan and the 1996 Stock Option Plan are exercisable for a period of up to 10 years from date of grant. Vesting periods range from immediate to 5 years.

We classify the cash flows resulting from the tax benefit that arises when the tax deductions exceed the compensation cost recognized for those equity awards (excess tax benefits) as financing cash flows. There were no excess tax benefits for the years ended December 31, 2010, 2009, and 2008.

Equity-based compensation arrangements to non-employees are accounted for at their fair value on the measurement date. The measurement of equity-based compensation is subject to periodic adjustment over the vesting period of the equity instruments.

Valuation and Expense Information

We recorded equity based compensation expense in continuing operations of $6.5 million, $4.2 million, and $5.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Of the $6.5 million of equity based compensation expense recorded in the year ended December 31, 2010, $4.8 million was recorded as selling, general and administrative expense and $1.7 million was recorded as research and development expenses. Of the $4.2 million of equity based compensation expense recorded in the year ended December 31, 2009, $2.9 million was recorded as selling, general and administrative expense and $1.3 million was recorded as research and development expenses. For the year ended December 31, 2008, of the $5.6 million of equity based compensation expense recorded, $3.1 million was recorded as selling, general and administration expense and $2.5 million was recorded as research and development expense. We recorded equity based compensation expense in discontinued operations for the years ended December 31, 2010, 2009 and 2008 include $0.4 million, $0.3 million and $1.1 million, respectively.

We estimate forfeitures of stock options and recognize compensation cost only for those awards expected to vest. Forfeiture rates are determined for all employees and non-employee directors based on historical experience and our estimate of future vesting. Estimated forfeiture rates are adjusted from time to time based on actual forfeiture experience.

As of December 31, 2010, there was $8.2 million of unrecognized compensation cost related to the stock options granted under our stock plans. That cost is expected to be recognized over a weighted-average period of approximately 2 years.

Stock Options

We estimate the fair value of each stock option on the date of grant using a Black-Scholes option-pricing formula, applying the following assumptions, and amortize the fair value to expense over the option’s vesting period using the straight-line attribution approach for employees and non-employee directors, and for awards issued to non-employees we recognize compensation expense on a graded basis, with most of the compensation expense being recorded during the initial periods of vesting:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Expected term (in years)	0.6 - 7.0	0.6 - 7.9	1.6 - 8.9
Risk-free interest rate	1.3% - 2.7%	1.4% - 3.0%	1.5% - 3.7%
Expected volatility	69% - 74%	70% - 77%	70% - 75%
Expected dividend yield	0%	0%	0%

Expected Term: The expected term of the stock options granted to employees and non-employee directors was calculated using the shortcut method. We believe this method is appropriate as our equity shares have been publicly traded for a limited period of time and as such we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of stock options issued to non-employee consultants is the remaining contractual life of the options issued.

Risk-Free Interest Rate: The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the option.

Expected Volatility: The expected volatility was based on a peer group of publicly-traded stocks’ historical trading which we believe will be representative of the volatility over the expected term of the options. We believe the peer group’s historical volatility is appropriate as our equity shares have been publicly traded for a limited period of time.

Expected Dividend Yield: We do not intend to pay dividends on common stock for the foreseeable future. Accordingly, we used a dividend yield of zero in the assumptions.

We maintain incentive stock plans that provide for the grants of stock options to our directors, officers, employees and non-employee consultants. As of December 31, 2010, there were 11,106,725 shares of common stock reserved for issuance under our 2007 Incentive Plan. We intend to issue new shares upon the exercise of options. Stock options granted under these plans have been granted at an option price equal to the closing market value of the stock on the date of the grant. Options granted under these plans to employees typically become exercisable over four years in equal annual installments after the date of grant, and options granted to non-employee directors become exercisable in full one-year after the grant date, subject to, in each case, continuous service with the Company during the applicable vesting period. The Company assumed options to grant common stock as part of the mergers with Acuity Pharmaceuticals, Inc. and Froptix, Inc., which reflected various vesting schedules, including monthly vesting to employees and non-employee consultants.

A summary of option activity under our stock plans as of December 31, 2010, and the changes during the year is presented below:

Options	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2009	12,623,556	$2.36	5.5	$4,544
Granted	2,736,000	$2.25
Exercised	(150,231)	$0.49
Forfeited	(396,554)	$3.76
Expired	(104,625)	$3.42

Outstanding at December 31, 2010	14,708,146	$2.31	4.8	$23,464

Vested and expected to vest at December 31, 2010	13,852,934	$2.32	4.8	$22,134

Exercisable at December 31, 2010	6,775,064	$2.53	4.0	$10,467

The total intrinsic value of stock options exercised for the years ended December 31, 2010, 2009, and 2008 was $0.3 million, $3.8 million, and $9.5 million, respectively.

The weighted average grant date fair value of stock options granted for the years ended December 31, 2010, 2009 and 2008 was $1.39, $0.99, and $1.13, respectively. The total fair value of stock options vested during the years ended December 31, 2010, 2009 and 2008 was $3.4 million, $5.1 million, and $4.1 million, respectively. The following table provides the grant date fair value for each of the following groups of stock option activity during 2010:

Options	Number of options	Weighted average grant date fair value
Nonvested at December 31, 2009	7,516,418	$1.47
Granted	2,736,000	$1.39
Forfeited	396,554	$2.32
Nonvested at December 31, 2010	7,933,082	$1.32

Restricted Stock

In 2009, we issued 30,000 shares of restricted common stock to one of our independent board members. The restricted stock was granted under our 2007 Equity Incentive Plan with a term of seven years and vesting occurring five years after the grant date with certain events which would accelerate the vesting of the award. The restricted stock was valued using the grant date fair value which was equivalent to the closing price of our common stock on the grant date. We record the cost of restricted stock over the vesting period.

Note 9 Income Taxes

We operate in the following countries in which we are required to file tax returns: U.S., Canada, Mexico, Taiwan, and Chile.

The (expense) benefit for incomes taxes from continuing operations consists of the following:

	For the year ended December 31,
(in thousands)	2010	2009	2008
Current
Federal	$—	$—	$—
State	—	—	—
Foreign	(330)	(129)	—

	(330)	(129)	—
Deferred
Federal	—	—	—
State	—	—	—
Foreign	348	154	—

	348	154	—

Total, net	$18	$25	$—

Deferred income tax assets and liabilities from continuing operations as of December 31, 2010 and 2009 are comprised of the following:

(in thousands)	December 31, 2010	December 31, 2009
Deferred income tax assets:
Federal net operating loss	$29,864	$26,791
State net operating loss	3,294	2,955
Foreign net operating loss	249	15
Capitalized research and development expense	3,677	4,378
Research and development tax credit	2,342	6,492
Amortization and depreciation	241	177
Accruals	96	351
Other	7,787	5,688

Deferred income tax assets	47,550	46,847
Deferred income tax liabilities:
Intangible assets	(1,083)	(1,313)
Other	(66)	—

Deferred income tax liabilities	(1,149)	(1,313)

Net deferred income tax assets	46,401	45,534

Valuation allowance	(47,341)	(46,742)

Net deferred income tax liabilities	$(940)	$(1,208)

The change in deferred income tax assets, liabilities and valuation allowances at December 31, 2010 reflect the acquisition of various legal entities, including the tax attributes. The acquisitions were accounted for under U.S. GAAP as asset acquisitions and business combinations. As of December 31, 2010, we have federal, state, and foreign net operating loss carryforwards of approximately $162.7 million, $138.7 million, and $6.0 million, respectively, that expire at various dates through 2030. We have research and development tax credit carryforwards of approximately $2.7 million that expire in varying amounts through 2030. We have determined a full valuation allowance is required against all of our tax assets that we do not expect to be utilized by the turning of deferred income tax liabilities.

Under Section 382 of the Internal Revenue Code of 1986, as amended, certain significant changes in ownership may restrict the future utilization of our income tax loss carryforwards and income tax credit carryforwards in the United States. The annual limitation is equal to the value of our stock immediately before the ownership change, multiplied by the long-term tax-exempt rate (i.e., the highest of the adjusted Federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the change date occurs). This limitation may be increased under the IRC§ 338 Approach (IRS approved methodology for determining recognized Built-In Gain). As a result, federal net operating losses and tax credits may expire before we are able to fully utilize them.

During 2008, we conducted a study to determine the impact of the various ownership changes that occurred during 2007 and 2008. As a result, we have concluded that the annual utilization of our net operating loss carryforwards (“NOLs”) and tax credits is subject to a limitation pursuant to Internal Revenue Code section 382. Under the tax law, such NOLs and tax credits are subject to expiration from 15 to 20 years after they were generated. As a result of the annual limitation that may be imposed on such tax attributes and the statutory expiration period, some of these tax attributes may expire prior to our being able to use them. As we have established a valuation allowance against all of our net deferred tax assets, including such NOLs and tax credits, there is no current impact on these financial statements as a result of the annual limitation. This study did not conclude as to whether eXegenics’ pre-merger NOLs were limited under Section 382. As such, of the $162.7 million of federal net operating loss carryforwards, at least approximately $52.0 million may not be able to be utilized.

Uncertain Income Tax Positions

We file Federal income tax returns in the U.S., Canada, Chile, Mexico, and Taiwan jurisdictions, as well as with various U.S. states and the Ontario province in Canada. We are subject to tax audits in all jurisdictions for which we file tax returns. Tax audits by their very nature are often complex and can require several years to complete. There are currently no tax audits that have commenced with respect to income returns in any jurisdiction.

U.S. Federal: Under the tax statute of limitations applicable to the Internal Revenue Code, we are no longer subject to U.S. federal income tax examinations by the Internal Revenue Service for years before 2006. However, because we are carrying forward income tax attributes, such as net operating losses and tax credits from 2006 and earlier tax years, these attributes can still be audited when utilized on returns filed in the future.

State: Under the statutes of limitation applicable to most state income tax laws, we are no longer subject to state income tax examinations by tax authorities for years before 2006 in states in which we have filed income tax returns. Certain states may take the position that we are subject to income tax in such states even though we have not filed income tax returns in such states and, depending on the varying state income tax statutes and administrative practices, the statute of limitations in such states may extend to years before 2006.

Foreign: Under the statutes of limitations applicable to our foreign operations, we are no longer subject to tax examination for years before 2006 in jurisdictions we have filed income tax returns.

As a result of our January 1, 2007 implementation of ASC 740, the total amount of gross tax benefits, excluding the offsetting full valuation allowance, that became unrecognized, was approximately $0.4 million. There were no accrued interest and penalties resulting from such unrecognized tax benefits. As of December 31, 2010 and December 31, 2009, the total amount of gross unrecognized tax benefits was approximately $5.4 million and $6.8 million, respectively, and accrued interest and penalties on such unrecognized tax benefits was $0 in each period.

The following table rolls forward the 2010 activity in our gross unrecognized income tax benefits.

(in thousands)
Unrecognized tax benefits January 1, 2010	$6,818
Gross increases – tax positions in prior period	—
Gross decreases – tax positions in prior period	(1,405)

Unrecognized tax benefits at December 31, 2010	$5,413

There are no net unrecognized tax benefits that, if recognized, would impact the effective tax rate as of December 31, 2010 as a result of the full valuation allowance.

Other Income Tax Disclosures

The significant elements contributing to the difference between the federal statutory tax rate and the effective tax rate are as follows:

	For the year ended December 31,
	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.5	3.8	3.9
Foreign income tax	(1.2)	(0.2)	—
Acquired in-process research and development	—	(3.2)	(1.7)
Research and development tax credits	8.3	8.2	13.2
OID	5.2	6.1	—
Other items including valuation allowance and permanent items	(50.7)	(49.7)	(50.4)

Total	0.1%	0.0%	0.0%

The following table reconciles our losses from continuing operations before income taxes and investment losses between U.S. and foreign jurisdictions:

	For the year ended December 31,
(in thousands)	2010	2009	2008
Pre-tax loss
U.S.	$(11,213)	$(23,848)	$(32,313)
Foreign	(767)	(215)	—

Total	$(11,980)	$(24,063)	$(32,313)

Note 10 Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the year ended December 31,
(in thousands)	2010	2009	2008
Interest paid	$4,386	$95	$101

Income taxes paid, net	$235	$—	$—

Non-cash financing
Issuance of capital stock to acquire Exakta-OPKO and Vidus	$1,999	$—	$1,319

Note 11 Related Party Transactions

We have a $12.0 million line of credit with the Frost Group, a related party. On June 2, 2010 we repaid all amounts outstanding on the line of credit including $12 million in principal and $4.1 million in interest. The line of credit, which previously expired on January 11, 2011, was renewed on February 22, 2011 until March 31, 2012 on substantially the same terms as in effect at the time of expiration. We have the ability to draw funds under the line of credit until its expiration in March 2012. We are obligated to pay interest upon maturity, capitalized quarterly, on outstanding borrowings under the line of credit at an 11% annual rate. The line of credit is collateralized by all of our U.S. personal property except our intellectual property.

In November 2010, we made an investment in Fabrus, LLC, a privately held early stage biotechnology company with next generation therapeutic antibody drug discovery and development capabilities. In exchange for the investment, we acquired approximately 13% of Fabrus’ outstanding membership interests on a fully diluted basis. Our investment was part of a $2.1 million financing for Fabrus. Other investors participating in the financing include Frost Gamma Investments Trust, of which Phillip Frost is the sole trustee, and Hsu Gamma Investment, L.P., of which Jane Hsiao, the Company’s Vice Chairman and Chief Technical Officer, serves as the general partner. In connection with the financing, Drs. Frost and Hsiao joined the Fabrus Board of Managers. Dr. Richard Lerner, a director of the Company, owns approximately 5% of Fabrus. Vaughn Smider, Founder and CEO of Fabrus, is an Assistant Professor at The Scripps Research Institute (“TSRI”). Dr. Frost serves as a Trustee for TSRI, and Richard Lerner serves as its President.

On July 20, 2010, we entered into a use agreement for approximately 1,100 square feet of space in Jupiter, Florida to house our molecular diagnostics operations with TSRI. Dr. Frost is a member of the Board of Trustees of TSRI and Dr. Richard Lerner, a member of our Board of Directors, is also the President of TSRI. Pursuant to the terms of the use agreement, which is effective as of November 1, 2009, gross rent is approximately $40 thousand per year for a two-year term which may be extended, upon mutual agreement, for one additional year.

On June 1, 2010, the Company entered into a cooperative research and development agreement with Academia Sinica in Taipei, Taiwan, for pre-clinical work for a compound against various forms of cancer. Dr. Alice Yu, a member of our board of directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica. In connection with the agreement, we are required to pay Academia Sinica approximately $0.2 million over the term of the agreement.

Effective March 5, 2010, the Frost Group assigned two license agreements with Academia Sinica to the Company. The license agreements pertain to alpha-galactosyl ceramide analogs and their use as immunotherapies and peptide ligands in the diagnosis and treatment of cancer. In connection with the assignment of the two licenses, the Company agreed to reimburse the Frost Group for the licensing fees previously paid by the Frost Group to Academia Sinica in the amounts of $50 thousand and $75 thousand, respectively, as well as reimbursement of certain expenses of $50 thousand.

Effective September 21, 2009, we entered into an agreement pursuant to which we invested $2.5 million in Cocrystal in exchange for 1,701,723 shares of Cocrystal’s Convertible Series A Preferred Stock. A group of Investors, led by the Frost Group (the “CoCrystal Investors”), previously invested $5 million in Cocrystal, and agreed to invest an additional $5 million payable in two equal installments in September 2009 and March 2010. As a result of an amendment to the CoCrystal Investors agreements dated June 9, 2009, OPKO, rather than the CoCrystal Investors, made the first installment investment ($2.5 million) on September 21, 2009. Refer to Note 2.

On September 18, 2009, we entered into the Preferred Purchase Agreement with various investors. Refer to Note 6. Included among the investors is the Gamma Trust, Hsu Gamma Investment, L.P, a limited partnership controlled by Jane H. Hsiao and Oracle Partners LP, a limited partnership in which Dr. Frost is a limited partner.

On July 20, 2009, we entered into a worldwide exclusive license agreement with Academia Sinica in Taipei, Taiwan, for a new technology to develop protein vaccines against influenza and other viral infections. Dr. Alice Yu, a member of our board of directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica.

On June 16, 2009, we entered into an agreement to lease approximately 10,000 square feet of space in Hialeah, Florida to house manufacturing and service operations for our ophthalmic instrumentation business (the “Hialeah Facility”) from an entity controlled by Dr. Frost and Dr. Jane Hsiao. Pursuant to the terms of a lease agreement, which is effective as of February 1, 2009, gross rent is $0.1 million per year for a one-year lease and was extended through February 1, 2011. From April 2008 through January 2009, we leased 20,000 square feet at the Hialeah Facility from a third party landlord pursuant to a lease agreement which contained an option to purchase the facility. Refer to Note 20.

We initially elected to exercise the option to purchase the Hialeah Facility in September 2008. Prior to closing, however, we assigned the right to purchase the Hialeah Facility to an entity controlled by Drs. Frost and Hsiao and leased a smaller portion of the facility as a result of several factors, including our inability to obtain outside financing for the purchase, current business needs, the reduced operating costs for the smaller space, and the minimization of risk and expense of unutilized space.

On June 10, 2009, we entered into a stock purchase agreement with Sorrento, pursuant to which we invested $2.3 million in Sorrento. Refer to Note 2. In exchange for the investment, we acquired approximately one-third of the outstanding common shares of Sorrento and received a fully-paid, exclusive license to the Sorrento antibody library for the discovery and development of therapeutic antibodies in the field of ophthalmology. On September 21, 2009, Sorrento entered into a merger transaction with Quikbyte Software, Inc. Prior to the merger transaction, certain investors, including Dr. Frost and other members of OPKO management, made an investment in Quikbyte. Dr. Richard Lerner, a member of our Board of Directors, serves as a consultant and scientific advisory board member to Sorrento and owns less than one percent of its shares.

On May 26, 2009, May 29, 2009, and June 1, 2009, we entered into stock purchase agreements with a total of seven accredited investors pursuant to which we agreed to sell an aggregate of 31 million shares of the Company’s Common Stock in exchange for $31 million. Under the terms of each investment, OPKO issued shares to the investors at a price of $1.00 per share. Refer to Note 6. Oracle Partners, LP and Vector Group Ltd. were among the investors in the transaction and purchased 4 million and 5 million shares of our Common Stock, respectively. At the time of the investment, Dr. Frost may also be deemed to beneficially own 11.5% of Vector Group Ltd.’s outstanding stock.

On March 4, 2009, the Gamma Trust advanced $3.0 million to us under a Promissory Note we issued to the Gamma Trust, which was repaid in full on April 27, 2009, including interest of $48 thousand. Refer to Note 5.

In March 2009, we paid the $45 thousand filing fee to the Federal Trade Commission in connection with filings made by us and Dr. Frost, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). The filings permitted Dr. Frost and his affiliates to acquire additional shares of our Common Stock upon expiration of the HSR waiting period on March 23, 2009.

On February 23, 2009, we entered into a Stock Purchase Agreement with the Gamma Trust, of which Dr Frost is the sole trustee. Refer to Note 6.

On September 10, 2008, in exchange for a $15.0 million cash investment in the Company, we issued 13,513,514 shares of our Common Stock to a group of investors which included members of the Frost Group. The shares were issued at a price of $1.11 per share, representing an approximately 40% discount to the 5 day average trading price of our stock on the NYSE Amex. Refer to Note 6.

In November 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Frost. The lease is for approximately 8,300 square feet of space in an office building in Miami, Florida, where the Company’s principal executive offices are located. We had previously been leasing this space from Frost Real Estate Holdings on a month-to-month basis while the parties were negotiating the lease. The lease provides for payments of approximately $18 thousand per month in the first year increasing annually to $24 thousand per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year was reduced to reflect a $30 thousand credit for the costs of tenant improvements. From January 1, 2008 through October 1, 2008, we leased an additional 1,100 square feet of general office and laboratory space on a ground floor annex of our corporate office building pursuant to an addendum to the Lease, which required us to pay annual rent of $19 thousand per year for the annex space.

On September 19, 2007, we entered into an exclusive technology license agreement with Winston Laboratories, Inc. (“Winston”). On February 23, 2010, we provided Winston notice of termination of the license agreement, and the agreement terminated on May 24, 2010. Previously, members of the Frost Group beneficially owned approximately 30% of Winston Pharmaceuticals, Inc., and Dr. Uppaluri, our Chief Financial Officer, served as a member of Winston’s board. Effective May 19, 2010, the members of the Frost Group sold 100% of Winston’s capital stock beneficially owned by them (consisting of an aggregate of 18,399,271 outstanding shares of common stock and warrants to purchase an aggregate of 8,958,975 shares of common stock) to an entity whose members include Dr. Joel E. Bernstein, the President and Chief Executive Officer of Winston. As consideration for the sale, the Frost Group members received an aggregate of $789,500 in cash and non-recourse promissory notes in the aggregate principal amount of $10,263,500 (the “Promissory Notes”). Dr. Uppaluri resigned from the Winston board effective May 19, 2010. In connection with the license agreement, we reimbursed Winston $29 thousand, and $3 thousand in the years ended December 31, 2009 and 2008, respectively, for services provided by Winston personnel to assist us with the clinical program for the product we licensed.

As part of the merger with Acuity Pharmaceuticals, Inc. (“Acuity”) in 2007, we assumed a line of credit with the Frost Group from Acuity and amended and restated that line of credit to increase borrowing availability. In connection with the increase of the borrowing availability, we issued 4,000,000 warrants to the Frost Group. Refer to Note 5.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the fiscal years ending December 31, 2010, 2009, and 2008, we reimbursed Dr. Frost approximately $46 thousand, $92 thousand, and $108 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.

During the year ending December 31, 2008, we reimbursed SafeStitch Medical, Inc. (“SafeStitch”) approximately $49 thousand for time SafeStitch’s personnel spent assisting us with the implementation of certain quality and control standard operating procedures at our manufacturing facility in Toronto, Ontario. Dr. Hsiao serves as chairman of the board of directors for SafeStitch; Steven Rubin and Richard Pfenniger, each of whom are members of our board of directors, also serve on the board of directors of SafeStitch. We have not reimbursed SafeStitch any amounts in 2010 or 2009.

Note 12 Employee Benefit Plans

Effective January 1, 2007, the OPKO Health Savings and Retirement Plan (“Plan”) permits employees to contribute up to 50% of qualified pre-tax annual compensation up to annual statutory limitations. The discretionary company match for employee contributions to the Plan is 100% of up to the first 4% of the participant’s earnings contributed to the Plan. Our matching contributions to the plan were approximately $0.2 million for each of the years ended December 31, 2010 and 2009.

Note 13 Commitments and Contingencies

On January 7, 2010, we received a letter from counsel to Nidek Co., Ltd. (“Nidek”) alleging that Ophthalmic Technologies, Inc. (“OTI”) or OPKO breached its service obligations to Nidek under the Service Agreement between OTI, Nidek and Newport Corporation, dated December 29, 2006, and the Service Agreement by and between Nidek and OTI, dated the same date. We have had discussions with Nidek regarding the matter, but it is too early to assess the likelihood of litigation in this matter or the probability of a favorable or unfavorable outcome. We do not believe this matter will have a material impact on our results of operations or financial condition. We are also assessing possible claims of indemnification against a supplier in connection with the matter. Refer to Note 20.

On May 6, 2008, we completed the acquisition of Vidus. Pursuant to a Securities Purchase Agreement with Vidus, each of its stockholders, and the holders of convertible promissory notes issued by Vidus, we acquired all of the outstanding stock and convertible debt of Vidus in exchange for (i) the issuance and delivery at closing of 658,080 shares of our Common Stock (the “Closing Shares”); (ii) the issuance of 488,420 shares of our Common Stock to be held in escrow pending the occurrence of certain development milestones (the “Milestone Shares”); and (iii) the issuance of options to acquire 200,000 shares of our Common Stock. Additionally, in the event that the stock price for our Common Stock at the time of receipt of approval or clearance by the U.S. Food & Drug Administration of a pre-market notification 510(k) relating to the Aquashunt™ is not at or above a specified price, we will be obligated to issue an additional 413,850 shares of our Common Stock.

We are a party to other litigation in the ordinary course of business. We do not believe that any such litigation will have a material adverse effect on our business, financial condition, or results of operations.

We expect to incur substantial losses as we continue the development of our product candidates, continue our other research and development activities, and establish a sales and marketing infrastructure in anticipation of the commercialization of our diagnostic and pharmaceutical product candidates. We currently have limited commercialization capabilities, and it is possible that we may never successfully commercialize any of our diagnostic and pharmaceutical product candidates. We do not currently generate revenue from any of our diagnostic and pharmaceutical product candidates. Our research and development activities are budgeted to expand over a period of time and will require further resources if we are to be successful. As a result, we believe that our operating losses are likely to be substantial over the next several years. We will need to obtain additional funds to further develop our research and development programs, and there can be no assurance that additional capital will be available to us on acceptable terms, or at all.

Note 14 Strategic Alliances

We plan to develop a portfolio of product candidates through a combination of internal development and external partnerships. On December 10, 2010, we entered into a definitive agreement granting TESARO exclusive rights to the development, manufacture, commercialization and distribution of rolapitant and a related compound. Refer to Note 2. We have also completed strategic deals with the Trustees of the University of Pennsylvania, the University of Florida Research Foundation, the University of Texas Southwestern, and Academia Sinica, among others. In connection with these license agreements, upon the achievement of certain milestones we are obligated to make certain payments and upon sales of products developed under the license agreements, have royalty obligations. At this time, we are unable to estimate the timing and amounts of payments as the obligations are based on future development of the licensed products.

Note 15 Leases

We conduct certain of our operations under operating lease agreements. Rent expense from continuing operations was approximately $0.8 million for the year ended December 31, 2010, and $0.5 million for the year ended December 31, 2009.

As of December 31, 2010, the aggregate future minimum lease payments under all non-cancelable operating leases in continuing operations with initial or remaining lease terms in excess of one year are as follows:

Year Ending	(in thousands)
2011	$384
2012	270
2013	—
2014	—
2015	—

Total minimum lease commitments	$654

Note 16 Segments

We currently manage our operations in one reportable segment, pharmaceutical. The pharmaceutical segment consists of two operating segments, our (i) pharmaceutical research and development segment which is focused on the research and development of pharmaceutical products, diagnostic tests and vaccines, and (ii) the pharmaceutical operations we acquired in Chile and Mexico through the acquisition of OPKO Chile and Exakta-OPKO. Previously, our ophthalmic instrumentation business was reported as its own segment. Refer to Note 20. In connection with the reclassification of the ophthalmic instrumentation segment to discontinued operations, we have reclassified certain activities related to our Aquashunt development program to the pharmaceutical segment. There are no inter-segment sales. We evaluate the performance of the segment based on operating profit or loss. There is no inter-segment allocation of interest expense and income taxes.

Information regarding our continuing operations and assets for our segment and the unallocated corporate operations as well as geographic information are as follows:

	For the years ended December 31,
(in thousands)	2010	2009	2008
Product revenue
Pharmaceutical	$21,763	$4,418	$—
Corporate	—	—	—

	$21,763	$4,418	$—

Operating income (loss) from continuing operations
Pharmaceutical	$495	$(12,890)	$(21,580)
Corporate	(11,631)	(9,257)	(9,422)

	$(11,136)	$(22,147)	$(31,002)

Depreciation and amortization
Pharmaceutical	$2,092	$511	$29
Corporate	115	53	41

	$2,207	$564	$70

Net loss of investees
Pharmaceutical	$(714)	$(353)	$—
Corporate	—	—	—

	$(714)	$(353)	$—

Product revenue
United States	$—	$—	$—
Chile	17,977	4,418	—
Mexico	3,786	—	—
All others	—	—	—

	$21,763	$4,418	$—

	As of December 31,
	2010	2009
Assets
Pharmaceutical	$51,819	$29,290
Corporate	17,610	46,355
Discontinued operations	8,417	11,785

	$77,846	$87,430

During the year ended December 31, 2010, we also recorded $6.7 million of license revenue related to our license agreement with TESARO which is part of our pharmaceutical business.

During the year ended December 31, 2010, two customers represented 18% and 13%, respectively, of our product revenue. During the year ended December 31, 2009, two customers represented 24% and 17%, respectively, of our product revenue. We did not record any revenue from continuing operations during the year ended December 31, 2008. As of December 31, 2010, two customers represented 35% and 12% of our accounts receivable balance. As of December 31, 2009, two customers represented 39% and 23% of our accounts receivable balance.

Note 17 Fair Value Measurement

We record fair value at an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2010, we held money market funds that qualify as cash equivalents and forward contracts for inventory purchases (Refer to Note 18) that are required to be measured at fair value on a recurring basis. Our other assets and liabilities carrying value approximate their fair value due to their short-term nature.

Any future fluctuation in fair value related to these instruments that is judged to be temporary, including any recoveries of previous write-downs, would be recorded in accumulated other comprehensive income or loss. If we determine that any future valuation adjustment was other-than-temporary, we would record a charge to the consolidated statement of operations as appropriate.

Our financial assets and liabilities measured at fair value on a recurring basis, are as follows:

	Fair value measurements as of December 31, 2010
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Money market funds	$16,885	$—	$—	$16,885

Liabilities:
Forward contracts	$—	$689	$—	$689

Note 18 Derivative Contracts

We enter into foreign currency forward exchange contracts to cover the risk of exposure to exchange rate differences arising from inventory purchases on letters of credit. Under these forward contracts, for any rate above or below the fixed rate, we receive or pay the difference between the spot rate and the fixed rate for the given amount at the settlement date.

We record derivative financial instruments on our balance sheet at their fair value as an accrued expense and the changes in the fair value are recognized in income in other expense net when they occur, the only exception being derivatives that qualify as hedges. To qualify the derivative instrument as a hedge, we are required to meet strict hedge effectiveness and contemporaneous documentation requirements at the initiation of the hedge and assess the hedge effectiveness on an ongoing basis over the life of the hedge. At December 31, 2010, the forward contracts did not meet the documentation requirements to be designated as hedges. Accordingly, we recognize all changes in fair values in income.

The outstanding contracts at the end of the year 2010 have been valued at fair value, and their maturity details are as follows:

(in thousands) Days until maturity	Contract value	Fair value at December 31, 2010	Effect on loss
0 to 30	$359	$386	$(27)
31 to 60	1,129	1,244	(115)
61 to 90	1,924	2,061	(137)
91 to 120	2,787	3,033	(246)
121 to 180	1,192	1,335	(143)
More than 180	379	400	(21)

Total	$7,770	$8,459	$(689)

Note 19 Selected Quarterly Financial Data (Unaudited)

(in thousands, except per share amounts)	For the 2010 Quarters Ended
	March 31	June 30	September 30	December 31
Revenue	$5,312	$5,273	$5,678	$12,231
Gross margin	1,976	1,812	2,331	8,880
(Loss) income from continuing operations	(3,653)	(5,081)	(4,606)	823
Net loss attributable to common shareholders	(5,346)	(6,876)	(8,010)	(1,318)
Basic and diluted (loss) income from continuing operations, per share	$(0.01)	$(0.02)	$(0.02)	$0.00
Basic and diluted loss per share:
(Loss) income from continuing operations	$(0.02)	$(0.02)	$(0.02)	$0.00
Loss from discontinued operations	$(0.00)	$(0.01)	$(0.01)	$(0.01)
Net loss	$(0.02)	$(0.03)	$(0.03)	$(0.01)

(in thousands, except per share amounts)	For the 2009 Quarters Ended
	March 31	June 30	September 30	December 31
Revenue	$—	$—	$—	$4,418
Gross margin	—	—	—	1,542
Loss from continuing operations	(8,659)	(4,747)	(4,893)	(6,092)
Net loss attributable to common shareholders	(9,055)	(5,734)	(10,298)	(9,744)
Basic and diluted loss from continuing operations, per share	$(0.04)	$(0.02)	$(0.02)	$(0.02)
Basic and diluted loss per share:
(Loss) income from continuing operations	$(0.04)	$(0.02)	$(0.03)	$(0.03)
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Net loss	$(0.05)	$(0.03)	$(0.04)	$(0.04)

Due to rounding, the quarterly per share amounts may not mathematically compute to the annual amount.

On December 10, 2010, we licensed our rolapitant development program and as a result, recorded $6.7 million of revenue. Refer to Note 2. In addition, we acquired Exakta-OPKO on February 16, 2010. On October 7, 2009 we acquired OPKO Chile. The results of operations include the results of Exakta-OPKO and OPKO Chile after their acquisitions. Refer to Note 2. In the fourth quarter of 2009, we recorded a $1.1 million impairment charge related to goodwill associated with our instrumentation business. Refer to Note 20. In the quarter ended September 30, 2009, we recorded a $3.9 million preferred stock dividend related to a beneficial conversion feature of our Series D Preferred Stock. Refer to Note 6.

Note 20 Discontinued Operations

In September 2011, we announced that we entered into an agreement with OPTOS, Inc., a subsidiary of Optos plc (collectively “OPTOS”) to sell our ophthalmic instrumentation business. Upon closing in October 2011, we received $17.5 million of cash and we will receive royalties up to $22.5 million on future sales. We anticipate recording a gain in connection with the sale.

The assets and liabilities related to our instrumentation business have identifiable cash flows that are independent of the cash flows of other groups of assets and liabilities and we will not have a significant continuing involvement with the related products beyond one year after the closing of the transactions. Therefore, the accompanying Consolidated Balance Sheets report the assets and liabilities related to our instrumentation business as discontinued operations in all periods presented, and the results of operations related to our instrumentation business have been classified as discontinued operations in the accompanying Consolidated Statements of Operations for all periods presented.

The following table presents the major classes of assets and liabilities that have been presented as assets of discontinued operations and liabilities of discontinued operations in the accompanying Consolidated Balance Sheets:

In thousands	December 31, 2010	December 31, 2009
Trade accounts receivable, net	$1,461	$1,488
Inventories, net	3,534	4,213
Other current assets	103	727
Property, plant and equipment, net	140	—
Intangible assets, net	3,179	—

Total current assets	8,417	6,428
Property, plant and equipment, net	—	245
Intangible assets, net	—	4,706
Other assets	—	406

Total assets of discontinued operations	$8,417	$11,785

Trade accounts payable	$690	$432
Accrued expenses and other liabilities	2,370	1,735

Total liabilities of discontinued operations	$3,060	$2,167

The following table presents summarized financial information for the discontinued operations presented in the accompanying Consolidated Statements of Operations:

(in thousands, except per share amounts)	For the years ended December 31,
	2010	2009	2008
Total revenue	$8,386	$8,729	$9,440
Operating loss	(6,095)	(5,873)	(7,597)
Loss before provision for income taxes	(6,092)	(5,991)	(7,604)
Net loss	(6,250)	(5,722)	(7,521)
Loss per share from discontinued operations, basic and diluted	$(0.02)	$(0.02)	$(0.04)

Note 21 Subsequent Events

On October 13, 2011, we acquired Claros Diagnostics, Inc. (“Claros”) pursuant to an agreement and plan of merger. We paid $10.0 million in cash, subject to certain set-offs and deductions, and $20.0 million in shares of our common stock (the “Stock Consideration”), based on the average closing sales price per share of our Common Stock as reported by the New York Stock Exchange for the ten trading days immediately preceding the closing date of the Merger, or $4.45 per share. Pursuant to the merger agreement, $5.0 million of the Stock Consideration is held in a separate escrow account to secure the indemnification obligations of Claros under the Claros Merger Agreement. In addition, the merger agreement provides for the payment of up to an additional $19.125 million in shares of our Common Stock upon and subject to the achievement of certain milestones.

In September 2011, we announced that we entered into an agreement with OPTOS, Inc., a subsidiary of Optos plc (collectively “OPTOS”) to sell our ophthalmic instrumentation business. Upon closing in October 2011, we received $17.5 million of cash and we will receive royalties up to $22.5 million on future sales. Refer to Note 20.

On March 14, 2011, we issued 27,000,000 shares of our Common Stock in a public offering at a price of $3.75 per share. The net proceeds received were approximately $96.4 million after deducting the underwriters discounts and commissions and other estimated offering expenses. We also granted the underwriters a 30-day option to purchase up to an additional 4,050,000 shares of our Common Stock to cover overallotments, if any. On March 15, 2011, representatives for the underwriters provided us notice that the underwriters exercised a portion of their 4,050,000 share over-allotment option for 2,397,029 additional shares of our Common Stock. As part of the offering, Frost Gamma Investments Trust, of which Phillip Frost is the sole trustee, and Hsu Gamma Investment, L.P., of which Jane Hsiao, the Company’s Vice Chairman and Chief Technical Officer, serves as the general partner, purchased an aggregate of 3,733,000 shares of our Common Stock at the public offering price. Jefferies & Company, Inc. and J.P. Morgan Securities LLC acted as joint book-running managers for the offering. UBS

Investment Bank and Lazard Capital Markets LLC acted as co-lead managers for the offering and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., acted as co-manager for the offering. Dr. Frost is the Chairman of the Board of Directors and principal shareholder of Ladenburg Thalmann Financial Services Inc.

On February 22, 2011, we entered into Amendment No. 2 (the “Amendment”) to our Credit Agreement, dated March 27, 2007, as amended, with the Frost Group (the “Credit Agreement”). The Amendment renewed the Company’s $12.0 million line of credit with the Frost Group. The line of credit, which previously expired on January 11, 2011, was renewed until March 31, 2012 on substantially the same terms as in effect at the time of expiration. We are obligated to pay interest upon maturity, compounded quarterly, on outstanding borrowings under the line of credit at an 11% annual rate.

On January 28, 2011, we entered into a definitive agreement (the “CURNA Merger Agreement”) with CURNA, Inc., (“CURNA”) and each of CURNA’s shareholders and optionholders, pursuant to which we agreed to acquire all of the outstanding stock of CURNA in exchange for $10 million in cash. CURNA was a privately held company based in Jupiter, Florida, engaged in the discovery of new drugs for the treatment of a wide variety of illnesses, including cancer, heart disease, metabolic disorders and a range of genetic anomalies. Closing of the transaction occurred on January 31, 2011.

We have reviewed all subsequent events and transactions that occurred after the date of our December 31, 2010 consolidated balance sheet date, through the time of filing this Annual Report on Form 10-K.